Exhibit 10.16

DEED OF LEASE

(w/Base Amounts)

THIS DEED OF LEASE (this “Lease”) is made as of June 14, 2011, by and between “Landlord” MEPT 1660 International Drive LLC, a Delaware limited liability company and “Tenant” Management Dynamics, Inc., a New Jersey corporation.

SECTION 1: DEFINITIONS		1

SECTION 2: PREMISES AND TERM		6

2.1	Lease of Premises	6

2.2	Lease Term	6

2.3	Current Market Terms and Conditions	8

2.4	Use and Conduct of Business	9

2.5	Compliance with Governmental Requirements and Rules and Regulations	9

2.6	Sustainable Building Operations	10

2.7	Recycling and Waste Management	10

SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE		10

3.1	Payment of Rental	10

3.2	Commencement Date/Base Rent	11

3.3	Lease Security Provisions	11

3.4	Additional Rent	13

3.5	Utilities	17

3.6	Holdover	19

3.7	Late Charge	19

3.8	Default Rate	20

SECTION 4: MANAGEMENT AND LEASING PROVISIONS		20

4.1	Maintenance and Repair by Landlord	20

4.2	Maintenance and Repairs by Tenant	20

4.3	Common Areas/Access Control	20

4.4	Tenant Alterations	21

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4.5	Tenant’s Work Performance	22

4.6	Surrender of Possession	22

4.7	Removal of Property	22

4.8	Access	23

4.9	Damage or Destruction	23

4.10	Condemnation	25

4.11	Parking	25

4.12	Indemnification	26

4.13	Tenant Insurance	26

4.14	Landlord’s Insurance	27

4.15	Waiver of Subrogation	27

4.16	Assignment and Subletting by Tenant	27

4.17	Assignment by Landlord	30

4.18	Estoppel Certificates and Financial Statements	30

4.19	Modification for Lender	31

4.20	Hazardous Substances	31

4.21	Governmental Requirements	31

4.22	Quiet Enjoyment	32

4.23	Signs	32

4.24	Subordination	32

4.25	Brokers	33

4.26	Limitation on Recourse	33

4.27	Mechanic’s Liens and Tenant’s Personal Property Taxes	33

SECTION 5: DEFAULT AND REMEDIES		34

5.1	Events of Default	34

5.2	Remedies	34

5.3	Right to Perform	36

5.4	Landlord’s Default	36

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SECTION 6: MISCELLANEOUS PROVISIONS		36

6.1	Notices	36

6.2	Attorneys’ Fees and Expenses	37

6.3	No Accord and Satisfaction	37

6.4	Successors: Joint and Several Liability	37

6.5	Choice of Law	37

6.6	No Waiver of Remedies	37

6.7	Offer to Lease	37

6.8	Force Majeure	38

6.9	Severability; Captions	38

6.10	Interpretation	38

6.11	Incorporation of Prior Agreement Amendments	38

6.12	Authority	38

6.13	Time of Essence	38

6.14	Survival of Obligations	38

6.15	Consent to Service	38

6.16	Landlord’s Authorized Agents	39

6.17	Waiver of Jury Trial	39

6.18	Landlord Representations and Warranties	39

6.19	Specially Designated National or Blocked Person	39

6.20	Deed of Lease	39

6.21	Right of First Refusal	39

6.22	Antenna/Roof Access	41

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SECTION 1: DEFINITIONS

AAA: Defined in paragraph 2.3.1.

Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent: Defined in the paragraph captioned “Additional Rent.”

After-Hours HVAC: Defined in paragraph 3.5.4.

Antenna: Defined in paragraph 6.22.

Architect: Tenant’s Architect is MFA Architectural & Interior Design Services Inc or such other firm to be designated by Tenant, provided that any successor architect is subject to Landlord’s prior reasonable approval. Landlord’s Architect shall be the M Group or such other architectural firm designated by Landlord.

Base Building Engineer: B&A Consulting Engineers, or such other engineering firm designated by Landlord.

Base Rent: The rate of Base Rent per rentable square foot per annum and the portion of the Lease Term during which such monthly Base Rent is payable shall be determined from the following table; provided, however in the event Landlord is entitled and elects to re-measure the Premises in accordance with the terms hereof and the number of rentable square feet of the Premises reflected in such final re-measurement differs from the number of rentable square feet utilized in the following table, the Base Rent shall be recomputed using the annual rental rates specified in the table and such revised amount of the rentable square feet of the Premises:

	Rate Per/Rentable Sq. Ft./ Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)

Year 1*	$31.75	$644,683.75	$53,723.65
Year 2	$32.70	$663,973.50	$55,331.13
Year 3	$33.68	$683,872.40	$56,989.37
Year 4	$34.69	$704,380.45	$58,698.37
Year 5	$35.73	$725,497.65	$60,458.14
Year 6	$36.81	$747,427.05	$62,285.59
Year 7	$37.91	$769,762.55	$64,146.88
Year 8	$39.05	$792,910.25	$66,075.85
Year 9	$40.22	$816,667.10	$68,055.59
Year 10	$41.43	$841,236.15	$70,103.01
Year 11	$42.67	$866,414.35	$72,201.20

*	subject to Base Rent abatement specified in Section 3.2.2

Base Year: Defined in paragraph 3.4.6.

Brokers: Tenant was represented in this transaction by Cushman & Wakefield of Virginia, Inc., Jude Collins and John Henschel, licensed real estate brokers (“Tenant’s Broker”). Landlord was represented in this transaction by Cassidy Turley Washington LLC, Tim Summers, Spencer Stouffer and Scott Goldberg, licensed real estate brokers (“Landlord’s Broker”).

Building: The building located on the Land at 1660 International Drive, McLean, Virginia, and containing approximately two hundred four thousand seven hundred eighty-four (204,784) rentable square feet of office space, measured in accordance with the Method of Measurement.

Building Standard Hours: Defined in paragraph 3.5.4.

Business Day: Calendar days, except for Saturdays and Sundays, Holidays and any other days when banks are closed in Fairfax County, Virginia.

Casualty: As defined in paragraph 4.9.

Casualty Notice: As defined in paragraph 4.9.

Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date: The earlier of (i) one hundred and eighty (180) days from the Effective Date, subject to extension as and to the extent provided in Paragraph 1 of the Work Agreement attached as Exhibit B hereto, or (ii) the date Tenant commences business operations from the Premises.

Construction Management Fee: Defined in Exhibit B.

Contiguous Space: Defined in paragraph 6.21.

Costs of Reletting: Defined in paragraph 5.2.9.

Costs of Tenant Improvement: Defined in Exhibit B.

Critical Failure: Defined in paragraph 3.5.3.

Current Market Terms and Conditions: Defined in paragraph 2.3.1(1).

Default Rate: Defined in paragraph 3.8.

Early Term Offer: Defined in paragraph 6.21.2.

Early Termination Effective Date: Defined in paragraph 2.2.3.

Early Termination Option: Defined in paragraph 2.2.3.

Early Termination Notice: Defined in paragraph 2.2.3.

Effective Date: The date by which Landlord and Tenant have executed this Lease.

Estimated Operating Costs Allocable to the Premises: Defined in paragraph 3.4.6.

Events of Default: One or more of those events or states of facts defined in paragraph 5.1.

Exclusions from Operating Costs: Defined in paragraph 3.4.6.

Extension Option: Defined in paragraph 2.2.1.

Extension Period: Defined in paragraph 2.2.1.

Fair Benefits: Includes employer-paid family health care coverage, pension benefits, and apprenticeship programs.

Force Majeure Event: Defined in paragraph 6.8.

Garage: Defined in paragraph 4.11.

Garage Operator: Defined in paragraph 4.11.

General Contractor: Defined in Exhibit B.

Governmental Agency: The United States of America, the Commonwealth of Virginia, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land, but specifically excluding any entity whose primary function is to administer any Green Agency Rating.

Governmental Requirements: Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended that are applicable to the Premises, including but not limited to Access Laws.

Green Agency Ratings: Any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time: The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems. The Building is currently certified LEED EB O&M.

Green Expenses: Defined in paragraph 3.4.6.

Gross-Up Provision: Defined in paragraph 3.4.6.

Hazardous Substance(s): Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

Holidays: New Year’s Day, Memorial Day, Martin Luther King, Jr. Day, Veteran’s Day, President’s Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day and Christmas, and at Landlord’s election (to be announced in writing to the tenants of the Building from time to time), any other day declared by the United States of America to be a “Federal holiday”.

HVAC: Defined in paragraph 3.5.4.

Land: The land upon which the Building is located in McLean, Virginia, as legally described in Exhibit A attached to this Lease.

Landlord: The entity named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned “Assignment by Landlord.”

Landlord’s Agents: The trustee of Landlord, and any and all of Landlord’s officers, partners, advisors, contractors, subcontractors, consultants, licensees, agents, commissioners, employees.

Landlord’s Extension Rent Notice: Defined in paragraph 2.3.1(2).

Lease Memorandum: Defined in paragraph 2.2.4.

Lease Security Deposit: As described in the paragraph entitled “Lease Security Provisions.”

Lease Term: Unless otherwise terminated earlier in accordance with the terms of this Lease, the Lease Term shall be the time period between the Commencement Date and the last day of the one hundred and twenty-ninth (129th) full calendar month following the Commencement Date.

Lease Year: The initial Lease Year shall be the initial twelve (12) full calendar months of the Lease Term following the Commencement Date, and any period between the Commencement Date and the first day of the succeeding full calendar month if the Commencement Date does not occur on the first day of a calendar month. Each successive twelve (12) full calendar month period after the initial Lease Year during the Lease Term shall be a succeeding Lease Year.

Lender: Defined in paragraph entitled “Landlord’s Default.”

Letter of Credit: Defined in paragraph 3.3.

Manager: Landlord’s property manager for the Building, or its replacement as specified by written notice from Landlord to Tenant.

Market Terms: Defined in paragraph 6.21.2.

Method of Measurement: ANSI/BOMA Z 65.1 — 1996.

Offer: Defined in paragraph 6.21.2.

Operating Costs: Defined in paragraph 3.4.6.

Operating Costs Allocable to the Premises: Defined in paragraph 3.4.6.

Operating Costs Base Amount Allocable to the Premises: Defined in paragraph 3.4.6.

Operating Costs (net of Property Taxes): Defined in paragraph 3.4.6.

Parking Ratio: Three (3.0) unreserved parking spaces for every 1,000 rentable square feet of the Premises.

Pass-Through Start Date: Defined in paragraph 3.4.1.

Permitted Uses: General business office uses and other uses that are ancillary to office use and that are permitted by law and are, in Landlord’s reasonable discretion, suitable for a first-class office building.

Plans and Specifications: Such plans and specifications shall be prepared by Tenant’s Architect and approved by Landlord and Tenant as set forth in Exhibit B hereto.

Premises: A portion of the second (2nd) floor of the Building, as depicted as the “Premises” on the plan attached hereto as Exhibit C and to be designated Suite 200. The Premises consist of approximately 20,305 rentable square feet, subject to the succeeding sentence. Landlord or Landlord’s Architect may, after completion of the Tenant Improvements, re-measure the rentable square footage of the Premises once during the Lease Term, using the Method of Measurement. The results of any such re-measurement shall be certified in writing and in reasonable detail to Landlord and Tenant by Landlord’s Architect. Such certificate shall be provided to Tenant and, unless objected to by Tenant together with a bona fide alternative written determination of such measurement within thirty (30) calendar days following Tenant’s receipt of such re-measurement, shall be binding and conclusive on Landlord and Tenant for all purposes under this Lease. In the event of a timely objection by Tenant sent to Landlord, the parties’ respective Architects shall meet to resolve their differences. Should the two Architects be unable to resolve their differences within ten (10) Business Days thereafter, such Architects shall appoint a third independent architect whose measurement shall be binding upon both parties. Each party shall pay the costs of their particular Architect and shall share equally the cost of the third architect.

Prepaid Rent: $53,723.65 to be applied towards Base Rent for the first full calendar month of the Lease Term for which Base Rent is due.

Prime Rate: Defined in paragraph captioned “Default Rate.”

Property Tax Base Amount: Defined in paragraph 3.4.6.

Property Taxes: (1) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, or related improvements or any personal property owned by Landlord and used exclusively in connection with such Land, Building or improvements and not in connection with services exclusively provided to or available to any particular tenant or group of tenants; (2) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, or related improvements or personal property; (3) any fee for services charged by any Governmental Agency to the Building for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems, mass transit or other services provided or formerly provided to property owners and residents within the general area of the Land; (4) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (5) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (4); and (6) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property. Property Taxes shall also include tax consultant fees and the costs of any appeal. Property Taxes shall not include (i) taxes on Landlord’s net income, inheritance taxes, estate taxes, transfer taxes or franchise taxes, and (ii) any amounts attributable to fees or assessments for public improvements located outside of the Land (other than sidewalks, curbs and other similar improvements to public areas adjacent to or abutting the Land) imposed upon Landlord in connection with the development or construction of the Building or the Property; and (iii) any fines, penalties, costs or interest on account of late payment or non-payment of any Property Taxes.

Property Taxes Allocable to the Premises: Defined in paragraph 3.4.6.

Qualified Person: Defined in paragraph 3.4.6.

Recapture: Defined in paragraph 4.16.9.

Reduced Rent Allowance: Defined in paragraph 3.2.2.

Reduced Rent Period: Defined in paragraph 3.2.2.

Rent: Defined in paragraph 3.1.

Replacement Tenants: Defined in paragraph 5.2.9.

Reserved Spaces: Defined in paragraph 4.11.

Responsible Contractor: A contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with the service-disabled veteran business policy.

Restrictions: Any covenants, conditions and restrictions applicable to the Land.

Right of First Refusal: Defined in paragraph 6.21.

Space Plan: Defined in Exhibit B.

Supplemental Utilities Equipment: Defined in paragraph 3.5.5.

Telecommunication Facilities: Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services: Services associated with electronic telecommunications, whether in a wired or wireless mode. Basic voice telephone services are included within this definition.

Tenant: The person or entity(ies) named on the first page of this Lease.

Tenant Alterations: Defined in the paragraph captioned “Tenant Alterations.”

Tenant Improvement Allowance: An amount equal to $55.00 per rentable square foot of the Premises. The Tenant Improvement Allowance shall be used exclusively as set forth in Exhibit B. Provided, however, Tenant shall not be entitled to the Tenant Improvement Allowance if a default has occurred and is continuing, provided that in the event such default is cured, Tenant shall be entitled to the Tenant Improvement Allowance, subject to the terms of Exhibit B.

Tenant Improvements: Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications.

Tenant’s Agents: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

Tenant’s Pro Rata Share: Tenant’s Pro Rata Share of Operating Costs and Property Taxes is 20,305/204,784 = nine and ninety-two hundredths percent (9.92%). This calculation shall be final, conclusive and controlling during the Lease Term, subject to adjustment if the rentable square footage of the Premises is re-measured by Landlord and adjusted pursuant to the terms of this Lease, or to reflect additions to or reductions in the total rentable square footage of space in the Building for office tenants on the Effective Date, pursuant to the exercise of any rights as may be set forth in this Lease.

Termination Consideration: Defined in paragraph 2.2.3.

Third-Party Terms: Defined in paragraph 6.21.2.

Unreserved Spaces: Defined in paragraph 4.11.

Year: A calendar year commencing January 1 and ending December 31.

SECTION 2: PREMISES AND TERM

2.1 Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease. Landlord agrees to deliver possession of the Premises on the Effective Date.

2.2 Lease Term. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease. Tenant shall observe and perform all of its obligations under this Lease (except its obligations to pay Base Rent) from the Effective Date through the Commencement Date in the same manner as though the Lease Term began when the Premises were delivered to Tenant.

2.2.1 Extension Option. Subject to the terms below, Tenant shall have and is hereby granted the option to extend the original Lease Term for the entirety of the then Premises (inclusive of any Contiguous Space leased pursuant to paragraph 6.21) for one (1) additional term of five (5) years (the “Extension Option”). Such five (5) year period shall be the “Extension Period.” Tenant’s exercise of the Extension Option shall be contingent on Tenant giving written notice to Landlord no less than twelve (12) and no more than fifteen (15) months prior to the expiration date of the original Lease Term. Tenant’s right to exercise the Extension Option shall be further subject to the condition that no Event of Default shall exist at the time of the exercise of the Extension Option or at the commencement of the Extension Period. Any exercise of the Extension Option shall be irrevocable (except to the extent set forth in paragraph 2.3.1 below) and shall be applicable to the entirety of the Premises.

2.2.2 Terms of Extension. All terms and conditions of this Lease shall remain in full force and effect during the Extension Period, except that any and all of the economic terms and conditions for the Extension Period (including but not limited to Base Rent, any improvement allowances or other tenant concessions) shall be equal to one hundred percent (100%) of the Current Market Terms and Conditions as determined in paragraph 2.3 below.

2.2.3 Termination Option. Tenant shall have the one-time right to terminate the Lease with respect to the entire Premises (and not a portion) (the “Early Termination Option”) as of the last day of the sixth (6th) Lease Year (the “Early Termination Effective Date”) in accordance with the terms and provisions of this paragraph 2.2.3. The Early Termination Option may be exercised, if at all, by written notice (the “Early Termination Notice”) delivered to Landlord no later than twelve (12) months prior to the Early Termination Effective Date and no earlier than fifteen (15) months prior to the Early Termination Effective Date. Tenant’s right to terminate the Lease with respect to the entire Premises as of the Early Termination Effective Date is contingent upon (a) there being no Event of Default as of the Early Termination Notice and the Early Termination Effective Date, and (b) Tenant paying to Landlord the “Termination Consideration” (as hereinafter defined), which shall be due within thirty (30) days of the delivery of the Early Termination Notice, and Tenant’s failure to timely pay any such Termination Consideration shall conclusively be deemed Tenant’s irrevocable waiver of its early termination rights pursuant to this paragraph 2.2.3. The “Termination Consideration” shall be the remaining unamortized amount as of the Early Termination Date based on the amortization of (i) 100% of the Tenant Improvement Allowance (defined in Exhibit B of this Lease), (ii) all leasing commissions paid by Landlord to Tenant’s Broker and Landlord’s Broker, (iii) reasonable legal fees, and (iv) the Reduced Rent Allowance, with such sum amortized over the initial Lease Term in equal monthly installments at an interest rate of nine percent (9%). Tenant’s obligation to pay the Termination Consideration is in addition to and not in lieu of Tenant’s obligation to pay all Base Rent and Additional Rent due under the Lease through (and including) the Early Termination Effective Date. Landlord shall use commercially reasonable efforts to calculate the Termination Consideration amount and include the same in the Lease Memorandum to be prepared and executed pursuant to paragraph 2.2.4. Notwithstanding the foregoing, in the event of any valid exercise by Tenant of its rights under paragraph 6.21 of this Lease, the Termination Consideration shall be increased by the unamortized portion, as of the Early Termination Effective Date, of any and all transaction costs incurred by Landlord in connection with the Contiguous Space leased under paragraph 6.21, which transaction costs shall include any actual tenant improvement costs and allowances, actual brokerage commissions, actual tenant concessions and reasonable attorneys’ fees, with such costs amortized between the commencement date of the lease for the Contiguous Space and the expiration date of the Lease Term with respect to the Contiguous Space in equal monthly installments at an interest rate of nine percent (9%).

2.2.4 Lease Memorandum. Contemporaneously with the Commencement Date Landlord shall prepare and submit to the Tenant a Lease Memorandum in the form of Exhibit D, completed in good faith by Landlord and in accordance with the terms of this Lease, and executed by Landlord. As set forth in Exhibit D, the Lease Memorandum shall include, among other things, (i) a completed table with the final Base Rent amounts, and (ii) the total amount of rentable square feet of the Premises. The information inserted on the Lease Memorandum shall be controlling and conclusive and shall prevail over any inconsistent provision in this Lease on the mutual execution of the Lease Memorandum by Landlord and Tenant. Landlord and Tenant shall execute the Lease Memorandum within ten (10) days of Landlord’s submission of an accurate and true draft agreement thereof to Tenant. Any refusal or failure by Tenant or Landlord to execute the Lease Memorandum shall not prevent nor delay the occurrence of the Commencement Date, and in the event of such refusal or failure, the amounts set forth in the Lease Memorandum shall become binding for all purposes under this Lease. In no event shall the Lease Memorandum be recorded. Any failure by the parties to complete and execute a Lease Memorandum shall have no effect on the parties’ rights and obligations under this Lease.

2.3 Current Market Terms and Conditions

2.3.1 Current Market Terms and Conditions.

(1) The “Current Market Terms and Conditions” for purposes of this Lease shall mean the average of the then current economic terms and conditions (including but not limited to annual rental rates, improvement allowances or other tenant concessions) being charged on a comparable basis for comparable space in office buildings comparable to the Building within the Tyson’s Corner submarket of Northern Virginia, taking into consideration the location, quality, age and occupancy of the building, use and condition of the space in question, location and/or floor level and view within the building, definition of “rentable” area and add-on factor, extent of existing leasehold improvements, parking charges, market inducements and abatements (including with respect to base rental, operating expenses, taxes and parking charges) and other concessions, extent of services provided or to be provided, distinction between “gross” and “net” rental rates, credit standing and financial stature of the tenant, term or length of lease, type of lease (i.e., whether a new lease, an expansion or renewal), and the time the particular rental rate under consideration was agreed upon and became or is to become effective.

(2) Within thirty (30) days after receipt of Tenant’s notice of its election to exercise the Extension Option, Landlord shall provide Tenant with Landlord’s good faith determination of the Current Market Terms and Conditions (“Landlord’s Extension Rent Notice”). In the event Tenant agrees with Landlord’s determination of such Current Market Terms and Conditions, Tenant shall so notify Landlord within thirty (30) days after Tenant’s receipt of Landlord’s Extension Rent Notice and the parties shall agree to be bound by the Landlord’s determination of such Current Market Terms and Conditions after mutually executing an amendment accurately describing the agreed upon new terms and conditions.

(3) In the event Tenant does not agree with Landlord’s determination of the Current Market Terms and Conditions, Tenant may elect to rescind its election to exercise the Extension Option by written notice to Landlord, given not later than ten (10) Business Days following Tenant’s receipt of Landlord’s Extension Rent Notice, provided that failure to timely deliver such notice shall be deemed an election to waive such right to rescind. If Tenant does not elect, or is deemed not to elect, such right to rescind its exercise of the Extension Option, but Tenant does not agree with Landlord’s determination of the Current Market Terms and Conditions and Landlord and Tenant do not reach a negotiated agreement on terms within the thirty (30) day period provided in paragraph 2.3.1(2), then Tenant shall notify Landlord within such thirty (30) day period that Tenant elects to employ the three-broker method set forth in this paragraph 2.3.1(3), failing which Tenant shall be deemed to be bound by Landlord’s Extension Rent Notice. If Tenant timely elects the three-broker method, the relevant Current Market Terms and Conditions shall be determined in the following manner by a board of licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and, if necessary, a third selected by the two so appointed as determined below. Each member of the board of brokers shall be licensed in the Commonwealth of Virginia as a real estate broker, specializing in the field of commercial office leasing in the Tyson’s Corner submarket of Northern Virginia having no less than ten (10) years’ experience in such field. Landlord and Tenant shall each make their appointments within ten (10) Business Days after Tenant delivers written notice of its election to employ the broker method, and shall notify the other of their choices within such time. Within ten (10) days after the second broker is selected, if at all, each of the brokers selected by the Landlord and Tenant shall submit to the parties his or her determination of the Current Market Terms and Conditions. If the difference between the total aggregate net income stream to the Landlord of the two-brokers’ determinations no greater than five percent (5%) of the greater figure, the Current Market Terms and Conditions shall be the average of the two figures so presented, applied as the average of each of the individual considerations applied (including but not limited to Base Rent, any improvement allowances or other tenant concessions). If the difference between the total aggregate net income stream to the Landlord of the two determinations is greater than five percent (5%) of the greater figure, the two brokers selected by Landlord and Tenant shall select a third broker within ten (10) days after they submitted their initial determinations to the parties. If the brokers selected by the parties fail to select a third broker within such ten (10) day period, the parties may mutually select such third broker or either party may request such appointment be made by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules. The third broker, if any, shall then, within ten (10) days after his or her appointment, select one of the two proposed determinations proposed by the two brokers selected by the parties to be the Current Market Terms and Conditions. In either event, the parties shall be bound by such decision as to the Current Market Terms and Conditions. Landlord and Tenant shall each pay the fee of the broker selected by it, and shall equally share the payment of the fee of the third broker or, if applicable, the AAA.

2.3.2 Lease Addendum.

(1) Within thirty (30) days following the date that the Base Rent, Current Market Terms and Conditions and other relevant terms and conditions are established for the Extension Period, Landlord shall prepare and Tenant shall execute an addendum to this Lease reflecting the extension of the Lease Term and the new Base Rent and other relevant terms and conditions. Failure of the parties to execute such addendum shall not affect the commencement of the Extension Period or Tenant’s obligation to pay Rent during the Extension Period at the rate and on the terms and conditions established pursuant to paragraph 2.3.1.

(2) In the event the final determination of the Current Market Terms and Conditions shall not be made on or before the first day of the Extension Period in accordance with the provisions of this paragraph 2.3, pending such final determination, Tenant shall continue to pay the Base Rent and Additional Rent at the same Base Rent and Additional Rent amounts then payable by Tenant on the expiration date of the original Lease Term. If, based upon the final determination of the brokers or the agreement of the parties of the Current Market Terms and Conditions, such payments made by Tenant on account of Base Rent and Additional Rent for such portion of the Extension Period differ from the Base Rent and Additional Rent which should have been paid by Tenant during that portion of the Extension Period, the parties shall adjust such amount by a cash payment within thirty (30) days of such determination.

2.4 Use and Conduct of Business.

2.4.1 The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior written consent of Landlord. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use, except that the Permitted Uses are currently permitted under applicable Governmental Requirements. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses. Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.

2.4.2 No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs, in any material respect, the quiet enjoyment of any other tenant in the Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes, in any material respect, with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any material impairment or reduction of the goodwill or reputation of the Land or Building.

2.4.3 Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or a material increase in the consumption level of electric power over the typical usage of similarly sized premises in the Building used for general office purposes (which includes similar supplemental cooling equipment located in the Premises as of the Effective Date for information technology hardware). Tenant shall not, without the prior written consent of Landlord not to be unnecessarily withheld, conditioned or delayed, use any apparatus, monitoring device or equipment that will cause any material increase in the consumption level of electric power over the typical usage of similarly sized premises in the Building used for general office purposes. If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance.

2.4.4 Tenant shall endeavor to use and operate the Premises in a manner that is consistent with Landlord’s sustainability practices and the certification of the Building issued pursuant to any Green Agency Ratings, provided that the obligation to make such efforts shall not require Tenant to incur any material additional cost or charge to Tenant.

2.5 Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements relating to its particular use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building. Current Rules and Regulations are attached to this Lease as Exhibit E. Tenant shall also comply with any Restrictions so long as Tenant is provided with a copy of same and same do not materially increase the obligations of Tenant, materially adversely affect Tenant’s rights, or materially decrease the obligations of Landlord, under this Lease.

2.6 Sustainable Building Operations.

2.6.1 This Building is or may become in the future certified under certain Green Agency Ratings or operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant shall endeavor to cause its construction and maintenance methods and procedures, material purchases, and disposal of waste to be in compliance with minimum standards and specifications as outlined by the Green Agency Ratings, in addition to all Governmental Requirements, provided that in no event shall Tenant be obligated to directly incur any additional material cost in connection therewith.

2.6.2 Tenant shall endeavor to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program, provided that in no event shall Tenant be obligated to directly incur any additional material cost in connection therewith.

2.7 Recycling and Waste Management. Tenant covenants and agrees, at its sole cost and expense to comply with all present and future Governmental Requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”). Tenant shall endeavor, at no additional material cost to Tenant, to (a) comply with Landlord’s recycling policy (as such policy may be adopted or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable Governmental Requirements, but reasonable and comparable to other similarly situated buildings with a comparable Green Agency Rating), including without limitation, recycling such categories of items designated by Landlord and transporting such items to any recycling areas designated by Landlord; (b) to sort and separate its trash and recycling into such categories as are provided by Governmental Requirements or Landlord’s then current sustainability practices; (c) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; and (d) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by Governmental Requirements, provided that Landlord may only exercise such right if Landlord (i) delivers to Tenant written notice of such failure and Tenant fails to cure such failure within twenty (20) days after receipt of such notice, and (ii) following such failure, Landlord delivers a second notice to Tenant of such failure and Tenant fails to cure the same within ten (10) days after receipt of such second notice.

SECTION 3: BASE RENT, ADDITIONAL RENT

AND OTHER SUMS PAYABLE UNDER LEASE

3.1 Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord (collectively, “Rent”) without demand, deduction, credit, adjustment or offset of any kind or nature in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing. As set forth in paragraphs 3.2.1 and 3.4.1, payments of Base Rent and Additional Rent are due and payable in advance and without demand, on or before the first day of each calendar month during the Lease Term except to the extent provided in Section 3.2.2.

3.2 Commencement Date/Base Rent.

3.2.1 Payment of Base Rent. On the Effective Date, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Subject to paragraph 3.2.2 below, Tenant’s obligation to pay Base Rent hereunder shall commence on the Commencement Date, and Tenant shall be obligated to pay Base Rent in the amounts set forth in the table included in the definition of “Base Rent” as may be amended and completed by the Lease Memorandum. Commencing on the Commencement Date (subject to paragraph 3.2.2 below), Tenant agrees to pay all monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term. If the Commencement Date is not the first day of a calendar month, on the Commencement Date Tenant shall pay Base Rent due with respect to any partial month between the Commencement Date and the first day of the first full calendar month following the Commencement Date.

3.2.2 Reduced Rent Allowance. Notwithstanding the foregoing, between the Commencement Date and the two hundred and seventieth (270th) day thereafter (the “Reduced Rent Period”), pursuant to the terms and conditions of this paragraph 3.2.2, Landlord shall grant to Tenant an abatement of one hundred percent (100%) of the monthly Base Rent that would otherwise then be due under this Lease (the “Reduced Rent Allowance”). Provided, however, that (i) the Reduced Rent Period and the granting of the Reduced Rent Allowance as provided hereunder shall not affect the Commencement Date, (ii) Tenant shall remain obligated during the Reduced Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid (including, but not limited to, the payment of all Additional Rent as and to the extent due under this Lease), (iii) if an Event of Default has occurred and is continuing during the Reduced Rent Period, the abatement provided hereunder shall be suspended until such default is cured and Tenant shall be required to pay all Base Rent otherwise due for the period during which such Event of Default remains uncured, and (iv) if the expiration of the Reduced Rent Period is not on the final day of a calendar month, upon the expiration of the Reduced Rent Period Tenant shall pay Base Rent due with respect to any partial month between such expiration and the first day of the first full calendar month following such expiration.

3.3 Lease Security Provisions.

3.3.1 As security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant shall be required to deliver a letter of credit in the amount of Three Hundred Twenty-Two Thousand Three Hundred Forty-One and 90/100 Dollars ($322,341.90) in favor of Landlord as a lease security deposit (as the same may be adjusted pursuant to Section 3.3.10, the “Lease Security Deposit”). The letter of credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of it, must be consistent with and shall satisfy all the requirements in the letter of credit criteria set forth in Exhibit G and incorporated by reference herein. If a letter of credit has been delivered to and accepted by Landlord at or before the full execution of this Lease, it shall be deemed to satisfy the criteria appearing in Exhibit G. The term “Letter of Credit” shall mean and refer to a letter of credit conforming to this subparagraph. If a Letter of Credit has not been delivered to and accepted by Landlord on or before the full execution of this Lease, Tenant shall deliver a Letter of Credit to Landlord within fifteen (15) days from the Effective Date. Pending such delivery of the Letter of Credit, Landlord may defer funding the Tenant Improvement Allowance. Timely delivery of the Letter of Credit shall, at Landlord’s election, (a) be treated as a condition subsequent to the effectiveness of this Lease such that this Lease shall be voidable by Landlord by notice to Tenant if timely delivery of the Letter of Credit does not occur or (b) be treated by Landlord as an Event of Default. If Landlord elects to treat the failure to deliver the Letter of Credit in a timely manner as an Event of Default, Landlord may pursue all available rights and remedies, including the right to specific performance and the right to attach assets of Tenant located in the Premises.

3.3.2 Landlord may draw on the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant at any time or from time to time on or after (a) the occurrence of any Event of Default, provided that with respect to monetary defaults that can be cured by a liquidated sum, such draw shall only be in an amount necessary to cure such default, (b) if Tenant, or anyone in possession of the Premises through Tenant, holds over, without Landlord’s written consent, after the expiration or earlier termination of this Lease, (c) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (d) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least sixty (60) days in advance of its expiration date, (e) the then issuer of the Letter of Credit no longer complies with the criteria set forth on Exhibit G, and Tenant does not replace the Letter of Credit with a Letter of Credit that so complies within thirty (30) days of receipt of written notice of such non-compliance, or (f) to the extent permitted by law, in the event any bankruptcy, insolvency, dissolution, reorganization or any other debtor creditor proceeding is instituted by or against Tenant.

3.3.3 Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion. If any of the proceeds drawn under the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord may retain any such excess proceeds as a cash Lease Security Deposit for application, at Landlord’s election, to future sums owing to Landlord under this Lease, in such order and priority as Landlord elects in its absolute discretion. If Landlord applies any of the proceeds drawn on the Letter of Credit, Tenant shall, within fifteen (15) days after Landlord’s demand, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the amount required under this Lease (as such amount may be reduced under paragraph 3.3.10), and Landlord shall, within fifteen (15) days of such restoration, return to Tenant any excess proceeds drawn from the Letter of Credit that have not been applied to amounts due under the Lease (if any). If Tenant does not restore the Letter of Credit to such amount within the required time period, such non-restoration shall be considered an Event of Default.

3.3.4 Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due Landlord shall be repaid to Tenant, without interest, within thirty (30) Business Days after the expiration or termination of the Lease Term and delivery of possession of the Premises to Landlord in accordance with this Lease.

3.3.5 Upon any request by Landlord made during the Lease Term, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord at Landlord’s sole expense. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement, at Landlord’s sole expense.

3.3.6 Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

3.3.7 In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, Tenant shall have the right to transfer the Letter of Credit to the vendee or the transferee, Landlord shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit. Tenant shall look solely to the transferee for the return of the Letter of Credit and it is agreed that all of the foregoing shall apply to every transfer or assignment made of the Letter of Credit to a new transferee provided each such transferee has assumed in writing the obligations of Landlord under this Lease. Tenant shall cooperate in effecting such transfer.

3.3.8 No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or for the return of the Letter of Credit, or any other or additional Lease Security Deposit or other payment made by Tenant under the provisions of this Lease, unless such mortgagee or purchaser, as the case may be has actually received such amounts or such Letter of Credit.

3.3.9 In the event of any rightful and permitted assignment of Tenant’s interest in this Lease, the Letter of Credit (or any other Lease Security Deposit) shall be returned to Tenant within ten (10) days following delivery by such assignee of the required Letter of Credit hereunder.

3.3.10 The required amount of the Lease Security Deposit (and of the Letter of Credit) shall be reduced to $268,618.25 on the second (2nd) anniversary of the Commencement Date, to $161,170.95 on the third (3rd) anniversary of the Commencement Date and to $53,723.65 on the fourth (4th) anniversary of the Commencement Date; provided, however, Tenant shall not be entitled to any particular reductions if there is a monetary default outstanding on the applicable anniversary until Tenant cures such default within the applicable cure period set forth herein. If an Event of Default has occurred and is continuing on the applicable anniversary, or there has been an Event of Default in the twelve (12) month period preceding the applicable anniversary, (i) Tenant’s right to the applicable reduction shall be postponed until the next anniversary of the Commencement Date, and (ii) Tenant will then only be entitled to such reduction if there have been no intervening Events of Default. Notwithstanding the permitted reductions under this paragraph 3.3.10, in the event that after any reduction under this paragraph 3.3.10; (i) there is a draw under the Letter of Credit to compensate Landlord for losses or damages (including but not limited to unpaid Rent) that equal the then required reduced amount of the Letter of Credit, Tenant will be required to reinstate the Letter of Credit to the original amount required on the Effective Date ($332,341.90) and Tenant will not be entitled to any reduction in such required amount for the balance of the Lease Term; or (ii) there is a draw under the Letter of Credit to compensate Landlord for losses or damages (including but not limited to unpaid Rent) that are less than the then required amount of the Letter of Credit, Tenant shall be required to restore the letter of Credit to an amount equal to (A) the amount of the Letter of Credit required under this paragraph 3.3.10 prior to such draw plus (B) two (2) months of the then Base Rent.

3.4 Additional Rent. Definitions of certain terms used in this paragraph are set forth in the last subparagraph of this paragraph entitled “Additional Rent”. Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the “Additional Rent”):

3.4.1 Estimated Operating Costs. Tenant shall pay to Landlord as Additional Rent, on a monthly basis one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Operating Costs Base Amount Allocable to the Premises. These payments shall be paid in advance on or before the first day of each calendar month of the Lease Term. Tenant’s obligation to commence making payments pursuant to this paragraph 3.4.1 shall commence on January 1, 2013 (the “Pass-Through Start Date”). Landlord shall furnish Tenant a written statement of reasonable Estimated Operating Costs Allocable to the Premises, broken down by category, which Landlord shall endeavor to deliver not less than thirty (30) days in advance of the commencement of a Year. If such written statement is furnished after the commencement of a Year, Tenant shall continue to make monthly payments of Estimated Operating Costs Allocable to the Premises in the monthly amount required during the prior year and Tenant shall commence payment of any increase to such monthly amount for the current Year thirty (30) days after written receipt of Landlord’s estimate. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, but no more frequently than once per Year, to revise the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subparagraph 3.4.1 accordingly.

3.4.2 Actual Costs. After the close of each Year following the Base Year, Landlord shall deliver to Tenant a written statement, broken down by category, setting forth the Operating Costs Allocable to the Premises during the preceding Year. Landlord shall endeavor to provide such statement within one hundred-twenty (120) days of the close of such Year. If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within thirty (30) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) Business Days following the date of such statement or, at Landlord’s option, shall be credited towards the installment(s) of Additional Rent next coming due from Tenant, or if none, then the overpayment shall be refunded to Tenant.

3.4.3 Determination. Based on Tenant’s Pro Rata Share, the determination of Operating Costs Allocable to the Premises shall be made by Landlord. Notwithstanding any other provision of this Lease, Landlord shall have the option, upon delivery of written notice to Tenant, which option may be exercised at any time during the Lease Term, to adjust the mechanism for the required payment of Estimated Operating Costs Allocable to the Premises, Property Taxes Allocable to the Premises, and the reconciliation of same, from a calendar Year method to a fiscal year method (based on Landlord’s fiscal year). In the event Landlord exercises such option, Tenant shall continue paying the Estimated Operating Costs Allocable to the Premises and the Property Taxes Allocable to the Premises at the amounts then in effect under the existing method, until Landlord delivers to Tenant a written statement of the actual Property Taxes Allocable to the Premises and actual Operating Costs Allocable to the Premises for the stub period between the commencement of the existing calendar Year and the commencement of the relevant fiscal year, together with a statement of Estimated Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for the remaining portion of such fiscal year. The parties shall then reconcile any discrepancies between estimated and actual amounts in the manner and pursuant to the terms set forth at paragraph 3.4.2 and, commencing with the first full calendar month following delivery of the aforementioned statements from Landlord, Tenant shall begin paying Estimated Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises. The parties shall thereafter reconcile the estimated and actual costs of Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises pursuant to a fiscal year (and not calendar Year) method for the balance of the Lease Term.

3.4.4 Operating Cost Audit. Provided that no Event of Default has occurred and is continuing, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records regarding the actual Operating Costs Allocable to the Premises for any particular Year. Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours and Landlord’s or Manager’s offices, located in the Washington DC region. Any audit of a particular Year’s Operating Costs must be completed within one hundred twenty (120) days after Tenant’s receipt of Landlord’s written statement of the actual Operating Costs Allocable to the Premises for such particular Year, and to be scheduled no less than twenty (20) and no more than forty-five (45) days from Landlord’s receipt of such request. Any errors disclosed by the review shall be promptly corrected by Landlord: provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that the tenants of the Building were overcharged with respect to Operating Costs for the preceding Year, then Tenant shall be credited the overage applicable to Tenant against Tenant’s subsequent installment of Base Rent, Additional Rent or other payments due to Landlord under the Lease or reimbursed to Tenant if no such payments are due. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord within thirty (30) Business Days after written invoice from Landlord. If the actual Operating Costs Allocable to the Premises for any given Year were improperly computed and if the tenants in the Building were overcharged by more than four percent (4%) with respect to Operating Costs for the preceding Year, Landlord shall reimburse Tenant for the reasonable cost of its audit.

3.4.5 End of Term. If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 365; (c) the Operating Costs Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Operating Costs Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the thirty (30) day period described in clause (e) less the amount of any sums owed by Tenant to Landlord in accordance herewith. Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease.

3.4.6 Definitions. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

Operating Costs Base Amount Allocable to the Premises: The Operating Costs Allocable to the Premises for the 2012 calendar Year (the “Base Year”).

Estimated Operating Costs Allocable to the Premises: Landlord’s written estimate of Operating Costs Allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

Green Expenses: As defined in subsection (u) in the definition of Operating Costs (net of Property Taxes) below.

Operating Costs: All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, the Premises, the Garage, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements, except for Property Taxes. Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies used in the Building; (c) cleaning, painting and janitorial services (including window washing), interior and exterior landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services that are not exclusive to any one tenant or group of tenants in the Building; (d) access control services, if any; (e) insurance premiums and applicable insurance deductible payments by Landlord; (f) property management fees (not to exceed four percent (4%) of the gross revenues of the Building; (g) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph (not above the level of manager, and to the extent that employees of Landlord or employees of Manager or Landlord’s Agents are not assigned exclusively to the Building, then Operating Costs shall include only the portion of their salaries, wages and other personnel costs that Landlord allocates on a rational and reasonable basis to the Building); (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (j) rental of any machinery or equipment; (k) third-party audit fees and accounting services related to the Building; (l) the cost of repairs or replacements, as and to the extent permitted or required under this Lease; (m) charges under maintenance and service contracts to unrelated third parties; (n) legal fees and other expenses of legal or other dispute resolution proceedings (other than those incurred in lease disputes with tenants, in procuring tenants, or for fees not related to the operation and maintenance of the Building or entering leases or occupancy agreements); (o) maintenance and repair of the roof and roof membranes; (p) costs incurred by Landlord for compliance with any and all changes, modifications or supplements to any Governmental Requirements that are effective or enacted after the Commencement Date, or to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land; (q) elevator service and repair, if any; (r) business taxes and license fees relating to the Building and not the ownership entity; (s) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building; (t) insurance endorsements or insurance policies purchased in order to repair, replace and re-commission the Building for re-certification pursuant to any Green Agency Rating in effect for the Building as of the Effective Date; (u) any costs incurred in maintaining or managing the Building or any part thereof so that same will conform with, maintain or attain any Green Agency Ratings, including but not limited to all reporting costs (collectively, “Green Expenses”), provided that Tenant’s Pro Rata Share of Green Expenses shall be subject to an aggregate maximum annual cap of $0.12 per rentable square foot of the Premises; however, such cap shall not (i) be applied to any costs incurred by Landlord in recommissioning the Building in order to comply with any Green Agency Ratings (although Tenant’s Pro Rata Share of such recommission costs may only be passed through to Tenant once during the initial Lease Term and Tenant’s Pro Rata share thereof shall not exceed Five Thousand Dollars ($5,000.00)); and (ii) limit Tenant’s Pro Rata Share of any particular Operating Cost that independently qualifies under another permissible category of Operating Costs under this paragraph; and (v) the amortization of costs of capital improvements or expenditures in accordance with the balance of this paragraph. Costs associated with capital improvements installed or constructed by Landlord other than in the initial construction of the Building, whether such were constructed or installed before or after the Effective Date, shall be amortized with interest thereon at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as reasonably determined by Landlord, but only the annual amortization of principal and interest for the portion of the useful life of such improvement which occurs during the Lease Term shall be an Operating Cost. The only capital improvements, costs or expenditures permitted to be included in Operating Costs shall be capital expenditures incurred either to (i) reduce Operating Costs or (ii) to comply with the requirements of any law, order or regulation of any governmental, quasi-governmental, public or other authority not applicable to the Building as of the Commencement Date. Provided, however, Landlord shall only pass-through capital improvements, costs or expenditures pursuant to subsection (i) of the preceding sentence if Landlord had a good faith belief at the time it incurred the same that the savings to Tenant in its Pro Rata Share of Operating Costs as a result of the capital expenditure, cost or improvement would equal or exceed Tenant’s Pro Rata Share of the cost of the capital expenditure, cost or improvement and, upon Tenant’s written request, Landlord will provide to Tenant relevant documents, studies, analysis or reports in its possession that contributed to such belief.

Exclusions from Operating Costs: Operating Costs shall not include (a) depreciation of the Building (except as otherwise provided herein); (b) payments of principal and interest or other debt costs on any mortgages, deeds of trust or other encumbrances upon the Building; (c) the cost of preparing, improving or altering space for Tenant or a specific tenant; (d) the cost of any repair, restoration, replacement or other item, to the extent Landlord is actually reimbursed therefor by insurance, another tenant, warranties or condemnation proceeds; (e) leasing commissions, attorneys’ fees, space planners’ fees and advertising and marketing costs incurred by Landlord to lease space in the Building to tenants or prospective tenants of the Building or legal fees incurred in lease disputes with tenants; (f) the cost of enforcing warranties; (g) the cost of all warranties included in contracts for the provision of materials or services to the Property; (h) any portion of the operating expenses relating exclusively to the retail space; (i) costs incurred in connection with the original construction of the Building; (j) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (k) the expense of extraordinary service provided to other tenants in the Building which are made available to the tenant at cost or for which the tenant is separately charged and collected; (l) costs associated with the operation of the business of the partnership of entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), or costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interests in the Building; (m) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building; (n) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building (however, this exclusion shall not encompass any of such costs relating to any common areas of the Building or the Garage); (o) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds to the costs of such services rendered by qualified, first class, unaffiliated third parties a competitive basis; (p) all items and services for which the Tenant or any other tenant in the Building is obligated to reimburse the Landlord or which the Landlord provides selectively to one or more tenants (other than the Tenant) without reimbursement; (q) electric power costs for which any tenant directly contracts with the local public service company and; (r) costs arising from the Landlord’s political or charitable contributions; (s) any ground rents or similar payments to a ground lessor; (t) reserves for repairs, maintenance and replacements; (u) costs associated with installing sprinklers in the Building unless mandated by a change in Government Requirements after the Effective Date; (v) costs and expenses incurred in connection with any transfer of an interest in the Building or the Land; (w) costs of expenses necessitated by or resulting from the gross negligence of Landlord, its agents or employees; (x) interest or penalties arising by reason of Landlord’s failure to timely pay any Property Taxes or Operating Expenses; (y) costs incurred to remove or remediate any hazardous or toxic wastes, materials or substances from either the Building or the Land; or (z) any compensation or fees payable to any third party Garage Operator.

Gross-Up Provision: If less than ninety-five percent (95%) of the net rentable area of the Building (other than any retail space) is occupied by tenants at all times during any Year, or if any tenant is paying separately for electricity or other utilities or services for any Year and the costs thereof are not included in Operating Costs, then the amount of Operating Costs that vary with occupancy of the Building for such Year shall include all such variable Operating Costs that Landlord reasonably determines would have been incurred had ninety five percent (95%) of the office space in the Building been occupied at all times during such Year by tenants, and as if no tenants had separately paid for electricity or other utilities or services for such Year.

Operating Costs Allocable to the Premises: The product of Tenant’s Pro Rata Share times Operating Costs (net of Property Taxes).

Qualified Person: An accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this paragraph, and who has agreed in writing to disclose to Landlord any overages or errors in Tenant’s favor that any audit discloses.

Property Tax Base Amount: Tenant’s Pro Rata Share of the Property Taxes payable for the Base Year.

Property Taxes Allocable to the Premises: Tenant’s Pro Rata Share of Property Taxes.

3.4.7 Property Tax Escalation. In addition to the payments required by the previous subparagraphs of this paragraph, Tenant shall pay as Additional Rent to Landlord one-twelfth (1/12) of the amount, if any, by which Landlord’s estimate of the Property Taxes Allocable to the Premises for the current Year exceeds the Property Tax Base Amount. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. Tenant’s obligation to commence making payments pursuant to this paragraph 3.4.7 shall commence on the Pass-Through Start Date. After the close of each Year during the Lease Term, Landlord shall deliver to Tenant a written statement setting forth (1) actual Property Taxes Allocable to the Premises for the preceding Year, (2) difference between the amount referred to in clause (1) and the Property Tax Base Amount and (3) differential between the amount referred to in clause (2) and the sum of the estimated monthly payments toward such amount made by Tenant during such year. If the differential referred to in clause (3) of the previous sentence represents an underpayment by Tenant, such differential shall be paid to Landlord within thirty (30) Business Days after delivery of Landlord’s written statement to Tenant; if such differential represents an overpayment by Tenant, Landlord shall, at its option, either credit such overpayment to the installment(s) of Additional Rent next coming due from Tenant or refund such overpayment to Tenant within thirty (30) Business Days after Tenant’s concurrence in the amount due as a refund. If the Lease Term begins or ends on a day other than the beginning or end of a Year, the amount due as described in clause (2) of this subparagraph shall be prorated on a per diem basis with reference to the Year. The provisions of this subparagraph shall survive the expiration or other termination of this Lease.

3.4.8 Tenant’s Costs. Tenant agrees to reimburse or pay Landlord within thirty (30) Business Days after invoice from Landlord for (a) any cleaning expenses incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord as set forth on Exhibit F, (or due to the presence of a kitchen within the Premises), (b) any expense incurred by Landlord for additional usage by Tenant or Tenant’s Agents of elevator services, electricity, water, janitorial services, or any other services or utilities (other than HVAC, which is addressed in paragraph 3.5.4) over and above the normal usage for the Premises based on the usage of similarly sized premises in the Building used for general office purposes, (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment, and (d) any other direct expense incurred by Landlord on Tenant’s behalf. The nominal cleaning to be provided by Landlord to the Premises at Landlord’s expense (as part of Operating Costs) is described in Exhibit F.

3.4.9 Payments Deemed Additional Rent. Any sums payable under this Lease pursuant to this paragraph or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5 Utilities.

3.5.1 Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building and Landlord shall use commercially reasonable efforts to attain the lowest possible costs for these services. Electrical services will be supplied by Landlord to a panel box designated for each floor of the Building. Landlord will provide only a suitable connection for voice telephone service at the designated locations in or near the Premises, with all other costs related to installation of Telecommunication Facilities being the responsibility of Tenant. All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant’s responsibility. Landlord reserves the right to install (at its sole cost, unless such installation is being made based on excessive usage by Tenant, in which event Tenant shall bear such installation costs), with prior notice to Tenant, and activate separate metering of electricity, water or other utilities to the Premises, in which case the Operating Costs, Base Rent and the Operating Costs Base Amount Allocable to the Premises shall be reduced by the amount included for electricity, water or other utilities prior to the activation of such separate metering.

3.5.2 Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. Unless otherwise required by law, neither Tenant, nor a provider of Telecommunication Services to Tenant, in the future shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without (1) first obtaining Landlord’s, prior written consent (given in its reasonable discretion) and (2) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes and setting forth the scope and other terms and conditions of that license, and (3) Tenant negotiating and obtaining the right, if any is required, to bring such Telecommunication Facilities across public or private property to an approved entry point to the Building. The agreement referred to in clause (2) of the previous sentence shall be incorporated in and become part of this Lease. Any future application by Tenant for permission to locate or install Telecommunication Facilities shall (a) be in such form and shall be accompanied by such supporting information as the Landlord may reasonably require, (b) be subject to such procedures, regulations and controls as the Landlord may specify and (c) be accompanied by such payment as the Landlord may reasonably request to reimburse Landlord for its costs of evaluating and processing the application and in negotiating and preparing the agreement described earlier in this subparagraph 3.5.2. Tenant shall remove any and all Telecommunication Facilities at its sole cost and expense that were installed by or on behalf of Tenant at the expiration or termination of the Lease Term, and shall repair and be liable for any damage to the Premises caused by such removal. Notwithstanding the foregoing, Tenant shall have free use of a reasonable amount of Building riser and associated space.

3.5.3 Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, HVAC, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises. If any failure or interruption of any service or utility to be provided to Tenant hereunder by Landlord shall result in any portion of the Premises being unusable (as hereinafter defined) (such failure or interruption, a “Critical Failure”), and if such Critical Failure is caused by Landlord’s negligence or willful misconduct and continues for more than three (3) Business Days or, in the event the Critical Failure does not result from Landlord’s negligence or willful misconduct and continues for more than thirty (30) days, then, commencing on the fourth (4th) Business Day, (or as applicable, thirty-first (31st) day) after Tenant ceases to use such portion of the Premises for the normal conduct of its business due to such Critical Failure, all Rent payable hereunder with respect to such portion of the Premises shall abate until the next Business Day following restoration of the applicable service or utility. Provided, however, with respect to Critical Failures that were not caused by Landlord’s negligence or willful misconduct, the aforementioned abatement shall only be applicable to the extent Landlord is reimbursed for such abated Rent pursuant to Landlord’s standard rent loss insurance policy (which Landlord hereby covenants to maintain). Landlord shall use commercially reasonable efforts to restore any services or utilities causing any Critical Failure. In addition, upon any Critical Failure that lasts for more than one hundred eighty (180) days and that deprives Tenant of all reasonable use of the Premises for such entire period, Tenant shall have the right to terminate this Lease within ten (10) days of the expiration of such one hundred eighty (180) day period upon written notice to Landlord and without any fee payable to Landlord for such termination. Notwithstanding any of the foregoing provisions of this paragraph 3.5.3, if any failure or interruption of service is due to a fire or other casualty, is caused by Tenant or involves a service not being provided to Tenant by Landlord hereunder, the remedies provided for in this paragraph shall not apply.

3.5.4 Water and After-Hours HVAC. With respect to the Premises, Landlord shall provide water, and a base building mechanical system to provide adequate heat, ventilation and air-conditioning (“HVAC”) in season to the Premises during the following days and hours: Mondays through Fridays from 7:00 a.m. to 6:00 p.m. and Saturdays between 8:00 AM and 1:00 PM, except for Holidays (“Building Standard Hours”) Landlord shall provide HVAC service at times in addition to Building Standard Hours (“After-Hours HVAC”); provided, however, Tenant gives Landlord notice prior to 4:00 p.m. on the same day such After-Hours HVAC is required with respect to service on Business Days and prior to 4:00 p.m. on the immediately preceding Business Day with respect to service on non-Business Days. The charge to Tenant for After-Hours HVAC shall be at Landlord’s then-standard hourly rate for After-Hours HVAC, which rate shall not exceed Landlord’s costs for same (as of the Effective Date, such rate is $75.00 per hour, per floor), excluding accelerated depreciation. Any HVAC service on Holidays shall be considered After-Hours HVAC.

3.5.5 Tenant shall not install any supplemental HVAC, space heaters or other utilities or energy-intensive equipment (“Supplemental Utilities Equipment”) in the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditional or delayed. Landlord hereby consents to the operation of the Supplemental Utilities Equipment located in the Premises as of the Effective Date. Tenant shall be responsible, all at its sole cost and expense, for the installation, maintenance, and repair of any of Supplemental Utilities Equipment, and, at Landlord’s election (to be made in writing at the time that Landlord approves same), shall remove same from the Premises upon the expiration or termination of the Lease Term at Tenant’s sole cost and expense except that any Supplemental Utilities Equipment located in the Premises as of the Effective Date shall not be required to be removed. Tenant agrees that it will maintain and repair any Supplemental Utilities Equipment, and major components thereof, in first-class condition, and any such equipment will be operated on sensors or timers that limit the operation of such Supplemental Utilities Equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel. Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor or the seller of any such Supplemental Utilities Equipment, and upon Landlord’s reasonable request, Tenant will provide Landlord with reasonable evidence of such maintenance and repair. Upon Landlord’s request, at reasonable times and upon prior notice to Tenant (except in the event of an emergency, where no notice is required) Landlord shall have the right to inspect, on not less than a monthly basis, so long as prior notice has been provided, the aforementioned Supplemental Utilities Equipment and major components provided Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business. Tenant shall not permit any Supplemental Utilities Equipment to disturb or unreasonably interfere with any of the Building’s systems or any other tenant in the Building, and Tenant will remove, at Tenant’s sole cost and expense, any such Supplemental Utilities Equipment at Landlord’s direction in the event of such disturbance or interference provided that Landlord shall use commercially reasonable efforts to resolve such disturbance or interference at Tenant’s sole cost, prior to requesting removal of the same. Landlord reserves the right to separately submeter (or cause Tenant to separately submeter) any Supplemental Utilities Equipment, all at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, in the event that any Supplemental Utilities Equipment is required to be removed from the Premises by Tenant pursuant to the terms of this paragraph 3.5.5, Tenant shall be responsible to Landlord for any damage caused to the Premises or Building in connection therewith.

3.5.6 Tenant shall be required to submit to Landlord any electricity consumption data and costs in a format reasonably requested by Landlord.

3.6 Holdover. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. In the event of any holding over by Tenant without consent by Landlord, after the expiration of the Lease Term, (a) for the first thirty (30) days of such holdover period, Tenant shall be liable for monthly rent equal to one hundred fifty percent (150%) of the Base Rent and one hundred percent (100%) of Additional Rent in effect immediately prior to the expiration of the Lease Term, and (b) from and after the thirty-first (31st) day of such holdover, Tenant shall be liable for monthly rent equal to one hundred seventy-five percent (175%) of the Base Rent and one hundred percent (100%) of Additional Rent in effect immediately prior to the expiration of the Lease Term. In addition, with respect to any holdover that exceeds forty-five (45) days, Tenant shall be liable for any damages, consequential or otherwise, suffered by Landlord as a result of such holdover. Notwithstanding the payment of any increased amounts under this paragraph 3.6, Landlord reserves all rights and remedies at law or in equity with respect to any holdover, including but not limited to institute a suit for eviction. Except as set forth in this paragraph 3.6, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. Any monthly amounts owed under this paragraph 3.6 shall not be prorated but shall be deemed fully earned by Landlord as of the first day of any month. Any payments under this paragraph 3.6 shall be made within fifteen (15) days of Landlord’s demand therefor, and in no event less than once per month. Tenant hereby waives any and all rights to any notices to quit or similar notices.

3.7 Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount on the first day of each calendar month more than once during each calendar year of the Lease Term, and such failure is not cured within five (5) Business Days of notice of such failure, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this paragraph 3.7 represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8 Default Rate. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (1) the published prime or reference rate of such national banking institution designated by Landlord (the “Prime Rate”), then in effect, plus two (2) percentage points, or (2) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4: MANAGEMENT AND LEASING PROVISIONS

4.1 Maintenance and Repair by Landlord. Subject to the paragraphs captioned “Damage or Destruction” and “Condemnation,” Landlord shall maintain the public, structural and common areas of the Building, including but not limited to the external and structural components of the Building, the exterior glass (including the interior side thereof), the Garage, the Building HVAC system and all mechanical, electrical, and plumbing systems, the restrooms, passenger elevators serving the Premises (at least one of which shall generally be in operation at all times), a freight elevator, loading dock, and risers in reasonably good order and condition subject to reasonable wear and tear throughout the Lease Term in accordance with comparable first class office buildings in the Tyson’s Corner submarket of Northern Virginia and in compliance with all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended, including but not limited to Access Laws. Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs. Landlord shall replace Building standard light bulbs and ballasts (and the replacement cost of same shall be an Operating Cost), and Tenant shall replace any specialty light bulbs and specialty ballasts in the Premises at its sole cost and expense. All maintenance and repair costs shall be included in Operating Costs as and to the extent provided by the terms of this Lease, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall be obligated to commence such maintenance or repairs within a reasonable time after Landlord’s receipt of such notice.

4.2 Maintenance and Repairs by Tenant. Except as is expressly set forth as Landlord’s responsibility pursuant to the paragraph captioned “Maintenance and Repair by Landlord,”, and except as included in the janitorial services set forth in Exhibit F, Tenant shall at Tenant’s sole cost and expense keep, clean and maintain the Premises in good condition and repair, including interior painting, plumbing and supplemental utility and HVAC fixtures and installations within the Premises (as approved by Landlord in writing), carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement (only if Tenant or Tenant’s Agent caused the window to crack or shatter), exterior and interior doors, roof penetrations and membranes in connection with any permitted Tenant installations on the roof, specialty light bulb replacement (and tenant shall endeavor to cause such lighting purchases to comply with Landlord’s sustainability practices and shall be reported to Landlord in a format reasonably requested to Landlord) and interior preventative maintenance. Tenant shall endeavor to cause all maintenance and repairs made by Tenant to comply with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon twenty-four (24) hours prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense. Tenant shall pay to Landlord the cost of such maintenance or repair plus a three percent (3%) administration fee within thirty (30) Business Days of written demand from Landlord.

4.3 Common Areas/Access Control.

4.3.1 The common areas of the Building shall be subject to Landlord’s sole management and control; provided that, Landlord shall not unreasonably interfere with Tenant’s access to and enjoyment of the Premises (except to the extent necessary in an emergency situation provided that Landlord shall use good faith diligent efforts to remedy any such emergency condition as quickly as possible). Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment,

Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common areas; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication (provided that such closures are for as short a period as possible using commercially reasonable efforts); grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or located utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building. Landlord reserves the right to relocate parking areas and driveways and to build additional improvements in the common areas so long as Tenant’s Parking Ratio is not reduced.

4.3.2 Landlord agrees to install and maintain, which maintenance will be an Operating Cost of the Building, a “Datawatch” or similar perimeter vendor card access system at the exterior entry doors to the Building for access during non-Building Standard Hours. Landlord shall provide, free of charge, 100 Building access cards. Any replacements shall be at Tenant’s sole cost and expense. As part of the Tenant Improvements, Tenant shall install an access security system that is compatible with the Building system to control ingress to the Premises and Tenant agrees to maintain the same and Tenant shall provide Landlord with an access code or a minimum of five (5) cards allowing Landlord access to the Premises, subject in all events to the terms of this Lease, which access security system shall be removed upon the expiration or termination of the Lease Term at Landlord’s election at Tenant’s sole cost and expense. Landlord reserves the right, in its sole discretion, to supplement or enhance the access control systems, procedure or personnel for the Building and Landlord shall be entitled to require reasonably necessary enhancements to Tenant’s access security system to the Premises. The costs of any such additional or enhanced access control services shall be includable in Operating Costs. Tenant recognizes that access control services, if any, provided by Landlord (or to be installed and maintained by Landlord pursuant to this paragraph 4.3.2) will be for the sole benefit of Landlord and the protection of Landlord’s property and, under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building. Subject to Landlord’s prior written approval of the plans and specifications therefor, Tenant may, at its sole cost and expense, install, establish and maintain access control services within the Premises or extend the Building’s access control system to each entry point of the Premises; provided that, such access control services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such access control services) comply with all Governmental Requirements, are compatible with the Building’s access control system and shall not cause the Building to be out of compliance with any Governmental Requirements. Notwithstanding the foregoing, any such access control services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the paragraph captioned “Access.” Tenant’s rights under this subparagraph 4.3.2 are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned “Tenant Alterations” and “Tenant’s Work Performance.”

4.4 Tenant Alterations. Except to the extent expressly set forth herein, Tenant shall have the right, from time to time, to make additions, changes, alterations or improvements (“Tenant Alterations”) to the Premises, and those building systems exclusively serving the Premises without the prior consent of Landlord. Landlord’s consent will only be required with respect to any Tenant Alterations to the extent that such Tenant Alterations require the issuance of a building permit from applicable governmental authorities or affects or involve: (a) the structure, exterior or exterior appearance of the Premises or the Building; (b) the views of the interior of the Building from the ground level of the exterior of the Building in any material and adverse manner as reasonably determined by Landlord; (c) the operation, repair or maintenance of any building system outside of the Premises; (d) other tenants or occupants of the Building in any material way, as reasonably determined by Landlord; (e) space outside of the Premises, (f) work in excess of $50,000. Tenant shall give Landlord notice at least thirty (30) days prior to the commencement of any Tenant Alterations on the Premises. Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations that require Landlord’s consent under this paragraph 4.4. All such plans and specifications shall be subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed. If the Landlord’s consent is given, such Tenant Alteration shall be performed at Tenant’s expense and, at Landlord’s reasonable election (which election shall be made at the time the approval is issued), shall be removed by Landlord or by Tenant under Landlord’s supervision, at Tenant’s expense, upon the expiration or termination of the Lease Term. Tenant shall pay to Landlord all reasonable costs incurred by Landlord for any architectural, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of plans and specifications, which in aggregate shall be capped at one percent (1%) of the hard construction costs. Without limiting the generality of the foregoing, Landlord may reasonably require Tenant for the duration of such work at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond, in forms, amounts and by companies reasonably acceptable to Landlord. Should Tenant make any Tenant Alterations without Landlord’s prior written consent or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, or at law or in equity, to require Tenant to remove some or all of Tenant Alterations so made and restore the Premises at Tenant’s expense. All Tenant Alterations shall be (a) completed in accordance with the plans and specifications approved by Landlord (if Landlord’s approval of same is required above); (b) completed in accordance with all Governmental Requirements; (c) carried out promptly in a good and workmanlike manner; (d) of all new or recycled materials; and (e) free of defect in materials and workmanship. Tenant shall endeavor to perform any and all Tenant Alterations that affect at least fifty percent (50%) of the Premises in accordance with Landlord’s sustainability practices, (as same may be in effect or amended or supplemented from time to time) and any Green Agency Ratings, as the same may change from time to time, provided that conformance to Landlord’s sustainability practices or policies of an applicable Green Agency Ratings shall not result in any material additional cost to Tenant. Without limiting the generality of the foregoing, Landlord and Tenant agree that Tenant has no obligation hereunder to (i) engage a third party LEED or Green Globe Accredited Professional with respect to the design or construction of any Tenant Alteration, or (ii) seek or obtain any Green Agency Rating certification with respect to the design, installation or operation of any Tenant Alteration. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents as a result of the Tenant Alterations. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations. Nothing contained in this paragraph or the paragraph captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the paragraph captioned “Mechanic’s Liens.”

4.5 Tenant’s Work Performance. Any Tenant Improvements or Tenant Alterations (and any telecommunications cabling or wiring, and any furniture installation), and any other work to be performed by Tenant shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content and approved in advance in writing by Landlord, not to be unreasonably withheld, conditioned or delayed. With respect to any construction contracts for work to be performed on behalf of Tenant, such contracts shall include, for the entire duration of the contract, a requirement that the prime contractor and the respective subcontractors of any tier: (1) be a party to, or bound by, a collective bargaining agreement applicable to the geographic area in which the Land is located, applicable to the trade or trades in which the work under the contract is to be performed, and entered with one or more labor organizations affiliated with the Building and Construction Trades Department of the AFL-CIO or with an independent, nationally recognized labor organization or one of its affiliated locals and (2) solely employ members of such labor organizations to perform work within their respective jurisdictions. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements or installations. Waivers or exceptions to the requirement in this sentence may be given only in writing by Landlord. Tenant’s contractors, workers and suppliers shall work in harmony with workers or contractors of Landlord or other tenants of Landlord. If Landlord reasonably believes that Tenant’s contractors, workers or suppliers will cause or are causing such interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant and such work shall cease. In addition to the foregoing requirements, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a Responsible Contractor, provided that, in no event shall Tenant be obligated to directly incur any additional material cost in order to comply with this sentence (although Tenant acknowledges that compliance with the balance of this paragraph 4.5 may result in additional costs), nor have any duty to independently confirm whether a company qualifies as a Responsible Contractor.

4.6 Surrender of Possession. Subject to the last subparagraph of the paragraph captioned “Insurance,” Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable wear and tear and damage by casualty excepted, and free from all tenancies or occupancies by any person.

4.7 Removal of Property. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies, office furniture, trade fixtures and equipment if (1) such items are readily moveable; (2) such removal is completed prior to the expiration or earlier termination of this Lease; (3) no Event of Default exists and is continuing at the time of such removal; and (4) Tenant immediately repairs all damage caused by or resulting from such removal. All other property in the Premises (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and wiring for Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain surrendered with the Premises, provided, at Landlord’s sole election (to be provided as set forth in paragraph 4.4 of this Lease and paragraph 5.12 of Exhibit B), Tenant shall be obligated at its sole cost and expense, to remove at the expiration or earlier termination of the Lease Term all (or at Landlord’s election, such portion as Landlord shall designate in writing) such other property and to repair any damages resulting from such removal and restore the Premises to the same condition as existed prior to the installation of such property. Tenant waives all rights to any payment or compensation for such property. If Tenant fails to perform the foregoing on or prior to the expiration or earlier termination of this Lease, Landlord may perform, or cause to have performed, the removal, repair and restoration described in this paragraph, and Tenant shall be liable to reimburse Landlord for any and all reasonable cost and expenses relating thereto. If Tenant shall fail to remove any of its personal property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property at Tenant’s expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. Tenant shall pay all reasonable costs incurred by Landlord within ten (10) Business Days after demand for such payment. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of thirty (30) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8 Access. Tenant shall have access to the Building seven (7) days per week, twenty-four (24) hours per day, subject to Landlord’s reserved rights set forth in paragraph 4.3.1. Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any time on at least one (1) Business Day’s notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease provided that such closures are performed only when necessary, in Landlord’s commercially reasonable opinion, and for as short a period as is commercially feasible. Landlord shall have the right, upon prior notice to Tenant, and at reasonably acceptable times to Tenant, to enter the Premises during the last twelve (12) months of the Lease Term (or at any time when an Event of Default has occurred and is continuing) by Tenant for the purpose of showing the Premises to prospective tenants. Tenant and Landlord shall arrange to meet for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or to arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration, provided that Landlord shall deliver an itemized, written statement to Tenant setting forth the conclusions of such inspection. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance.

4.9 Damage or Destruction.

4.9.1 If the Premises are damaged by fire, earthquake or other casualty (the “Casualty”), Tenant shall give immediate written notice thereof to Landlord. If Landlord estimates (such estimate to be performed within thirty (30) calendar days of Landlord’s receiving knowledge of the Casualty damage)(the “Casualty Notice”) that the damage can be repaired so that Landlord can deliver the Premises to Tenant in the same condition as on the Effective Date within two hundred and ten (210) days after Landlord becomes aware of such damage, and if there are sufficient insurance proceeds available to so repair such damage, the occurrence of such Casualty, and then Landlord shall proceed with reasonable diligence to so restore the Premises and this Lease shall not terminate. If, in Landlord’s estimation, the damage cannot be repaired within such 210 day period, the destruction was not caused by an insurable event, or if there are insufficient insurance proceeds available to so repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease (which election shall be made in the Casualty Notice) or (b) restore the Premises to substantially the condition which existed on the Effective Date and this Lease will continue. If: (a) more than twenty percent (20%) of the rentable area of the Premises is rendered unusable by such Casualty and (b) either (i) the anticipated completion date set forth in the Casualty Notice is later than two hundred ten (210) days after the date of such Casualty; or (ii) the Casualty occurs during the last eighteen (18) months of the Lease Term, Tenant may elect to terminate this Lease by delivering to Landlord a notice within forty-five (45) days after Tenant receives the Casualty Notice (or within sixty (60) days after the date of such damage or destruction if Landlord shall fail timely to give the Casualty Notice), specifying the date for the termination of this Lease.

4.9.2 If Landlord elects to restore the Premises under subparagraph 4.9.1 above, then Landlord shall, at its sole cost and expense, restore the Premises with reasonable diligence to substantially the condition existing on the Effective Date; provided that Landlord shall not be obligated to restore Tenant Improvements and Tenant Alterations installed by Tenant or Tenant’s furniture, fixtures or equipment or other personal property. The Casualty Notice shall provide notice of Landlord’s election to restore the Premises, which notice shall also specify the expected duration of such restoration. Failure to so elect shall be deemed Landlord’s decision not to restore (provided Landlord is entitled to make such election hereunder). Base Rent and Additional Rent shall abate during the period of Landlord’s restoration from the date of the Casualty in the proportion by which the area of the part of the Premises which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises (except that in the event that the portion of the Premises which is rendered untenantable precludes Tenant from operating Tenant’s business in the Premises as it had been conducted prior to the Casualty, then all Rent shall be fully abated) until the date which Landlord substantially completes its restoration of the Premises to the condition as existing on the Effective Date and Tenant has substantially completed the Tenant Improvements and other Tenant Alterations to the Premises (not to exceed one hundred and eighty (180) days after Landlord substantially completes its restoration as aforesaid). When performing such restoration, Landlord will not be obligated to spend more than the net insurance proceeds received by Landlord as a result of such Casualty plus an amount equal to the applicable deductible under Landlord’s insurance policy. If Landlord fails to complete such restoration within such two hundred and ten (210) day period, as such time period may be extended by Force Majeure Events described in paragraph 6.8 of this Lease, then Tenant shall have the right to terminate this Lease upon five (5) Business Days’ written notice to Landlord.

4.9.3 If Landlord repairs and restores the Premises as provided in this paragraph 4.9, Landlord shall not be required to replace, repair or restore any decorations, non-structural alterations, or any Tenant Alterations that were not approved by Landlord, nor any of the trade fixtures, furnishings, equipment or personal property belonging to Tenant. Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

4.9.4 If this Lease is terminated pursuant to this paragraph 4.9, all rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage, and Tenant shall have no further rights or remedies as against Landlord pursuant to this Lease or otherwise.

4.9.5 If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, Landlord may, in its absolute discretion, elect to terminate this Lease by notice in writing to Tenant within fifteen (15) Business Days after the occurrence of such damage. Such notice shall be effective as of the date of such Casualty, provided that Tenant shall be permitted reasonable access for up to twenty (20) days following receipt of such notice to vacate the Premises. In the event of such termination, Tenant shall not be required to return the Premises in the condition required under Section 4.6.

4.9.6 Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.

4.9.7 Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final eighteen (18) months of the Lease Term, Landlord or Tenant may, each at its option, elect to terminate this Lease upon written notice to the other party within thirty (30) days following such damage or destruction.

4.10 Condemnation. If more than fifty percent (50%) of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share shall be redetermined as equitable under the circumstances. All Rents shall abate to the extent that such taking requires construction in or about the Premises which renders the Premises unusable or partially untenantable. Such abatement of Rent shall be equitably apportioned in the event the Premises are rendered partially untenantable. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s sole expense or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord and do not result in any reduction of any condemnation award to Landlord.

4.11 Parking. Tenant shall make arrangements for parking in the Building’s parking garage (the “Garage”) through the operator of that facility (the “Garage Operator”). Nevertheless, Landlord agrees to obtain for Tenant, a sublease in the form currently in use by the Garage Operator for the nonexclusive privilege to use parking spaces in the Garage in an aggregate amount equal to (i) the number of parking spaces determined by the Parking Ratio stated in the definition of “Parking Ratio”, plus (ii) an additional five (5) Unreserved Spaces (although at any time during the Lease Term Landlord may terminate Tenant’s rights to any such additional five (5) parking spaces upon thirty (30) days notice to Tenant). Up to ten (10) of the parking spaces to which Tenant is entitled under this paragraph 4.11 may be reserved spaces to be situated in the Garage at locations reasonably approved by the parties (the “Reserved Spaces”), with the balance being “Unreserved Spaces”. Landlord shall have the right to relocate any or all of such Reserved Spaces to an area of the Garage comparably proximate to the parking elevator in the event of any repair or reconfiguration of the Garage that affects such location. Tenant’s parking privileges with respect to the Unreserved Spaces shall be without monthly charge to Tenant during the initial Lease Term. The monthly charge for any Reserved Spaces shall be Fifty Dollars ($50.00) per Reserved Space per month, provided that, upon prior written notice, such charge is subject to periodic increases which are consistent with increases throughout the Tysons Corner paid parking market. During the Extension Periods, if any, Tenant will be liable at the then general monthly rate for Unreserved and Reserved Spaces, consistent with the then current market conditions. There shall be no obligation by Landlord or the Garage Operator to offer, replace or restore any parking rights or privileges in the event Tenant fails to enter into any parking subleases offered under this paragraph 4.11 within thirty (30) days after the Commencement Date. Tenant’s nonexclusive privilege to use the Unreserved Spaces in the Garage in common with other tenants (and other persons to who the Landlord or the Garage operator may grant such rights) shall be limited to those areas reasonably designated by the Garage Operator and/or the Landlord and shall be subject to the reasonable rules and regulations relating to parking adopted by Garage Operator and/or the Landlord from time to time and promptly provided to Tenant. Notwithstanding the foregoing, Tenant’s employees shall be entitled to park vehicles on an overnight basis in the Garage subject to the following terms and conditions: (i) no vehicles may be left overnight on level A or the top floor of the Garage, and (ii) Landlord and/or the Garage Operator shall have the right, from time to time, upon notice to Tenant, to reasonably designate certain other areas of the Garage as being unavailable for overnight parking on a non-permanent basis, so long as such designation does not result in there being fewer parking stalls available in the Garage for overnight parking than are then being subleased by Tenant under the terms of this paragraph 4.11. The Garage Operator and the Landlord shall have the right to grant designated, reserved parking stalls to other tenants in the Building. In no event shall the number of parking stalls used by Tenant or Tenant’s Affiliates exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio and this paragraph 4.11, provided, however, that nothing in this sentence shall be deemed to alter the first-come-first-served basis of unreserved parking as provided herein. Landlord shall have the right to have any vehicle towed that is parked in a fire lane or other designated no-parking area (or designated non-overnight parking area), which towing shall be at the owner’s sole cost, liability and expense. It is understood and agreed that Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any vehicles parked in the Garage or to any personal property located therein, or for any injury sustained by any person in or about the Garage. Landlord shall have no obligation to monitor, secure or police the use of the Garage.

4.12 Indemnification.

4.12.1 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all third-party Claims arising from injury to person or property, to the extent arising out of (1) the possession, use or occupancy of the Premises or the business conducted in the Premises by Tenant or Tenant’s Agents, (2) any act, omission or negligence of Tenant or Tenant’s Agents, or (3) any breach or default under this Lease by Tenant.

4.12.2 Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against any and all third-party Claims arising from injury to person or property in and on the common or public areas of the Building, the Land or the Garage, and that arise out of (1) any act, omission or negligence of Landlord or Landlord’s Agents, or (2) any breach or default under this Lease by Landlord.

4.12.3 Except as expressly specified in subparagraph 4.12.2 above or in the next sentence, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (a) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (b) interruption in or interference with the use of the Premises or any equipment therein; (c) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (d) any termination of this Lease by reason of damage to the Premises or Building; (e) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (f) actions of any other tenant of the Building or of any other person or entity; (g) inability to furnish any service required of Landlord as specified in this Lease; or (h) leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building. Provided, however, this paragraph 4.12.3 shall not release Landlord for Claims arising from the items listed in the previous sentence if such items were within Landlord’s reasonable control and Landlord was grossly negligent or acted with willful misconduct in failing to repair or maintain the Building as required by this Lease and Tenant suffers damage to person or property solely as a result of such gross negligence or willful misconduct; but in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential losses suffered by Tenant or Tenant’s Agents, nor shall Landlord have any liability with respect to the matters set forth in paragraph 3.5.3 of this Lease, except to the extent expressly set forth therein.

4.12.4 The obligations of this paragraph 4.12 shall be subject to the paragraph captioned “Waiver of Subrogation.”

4.13 Tenant Insurance.

4.13.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a) A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord and Manager and, at Landlord’s request, any Lender and any investment advisor of Landlord, as additional insureds;

(b) “special form” property insurance (which is commonly called “all risk”) covering the Tenant Improvements, Tenant Alterations (including Telecommunication Facilities) and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

(c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d) A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than Five Hundred Thousand Dollars ($500,000.00); and

(e) A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

4.13.2 All insurance policies required under this paragraph shall be with companies with an A.M. Best Rating of A- (Policyholder Rating) VIII (Financial Size) or higher and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord. Tenant shall deliver to Landlord and, at Landlord’s request, any Lender, prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

4.13.3 If Tenant fails to acquire or maintain any insurance or provide any certificate required by this Lease, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand as Additional Rent hereunder.

4.14 Landlord’s Insurance. Landlord shall, at all times throughout the Lease Term, keep and maintain in full force and effect:

4.14.1 A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis;

4.14.2 “Special Form” property insurance (what is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

4.14.3 Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be “blanket” policies which cover other properties owned by Landlord.

4.15 Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including, without limitation, the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16 Assignment and Subletting by Tenant.

4.16.1 Except as set forth in Section 4.16.7, Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another (provided Landlord’s consent shall not be required for the temporary occupancy of portions of the Premises by Tenant’s Agents, provided the same is in accordance with all other terms of this Lease and such Tenant Agent is not generally operating from the Premises), without first obtaining Landlord’s consent, which consent may not be unreasonably withheld, conditioned or delayed, provided that Landlord’s denial of consent on the basis of any grounds set forth in paragraph 4.16.3 shall not be considered unreasonable. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Landlord’s acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord’s approval of any such conveyance. So long as an Event of Default has occurred and is continuing, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease. No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease. Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law. So long as an Event of Default has occurred and is continuing, Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, lease security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2 In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (1) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including, upon request by Landlord, recent financial statements certified as accurate and complete by a certified public accountant or by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; and (2) a copy of the proposed sublease or assignment or letter of intent. Tenant shall pay to Landlord, upon Landlord’s demand therefor, Landlord’s third party costs (including, but not limited to, reasonable attorneys’ fees up to a maximum cap of $5,000.00 per proposed assignment or sublease), incurred in the review of such documentation and in documenting Landlord’s consent plus, an administrative fee of $500 as Landlord’s fee for processing such proposed assignment or sublease. Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

4.16.3 Without limiting what may be construed as a factor considered by Landlord, Tenant agrees that any one or more of the following will be reasonable grounds for Landlord’s disapproval of a proposed assignment or sublease:

(a) The proposed assignee or subtenant does not, in Landlord’s good faith judgment, have sufficient financial worth to ensure full and timely performance under the proposed sublease and/or assignment; or Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant to make the determination set forth in this clause;

(b) Landlord or any of its affiliates or parent company has had a dispute with the proposed assignee or subtenant or their respective principals or affiliates involving the payment of money or that otherwise resulted in a declaration of default under a lease or other agreement; or in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

(c) The use of the Premises by the proposed assignee or subtenant will not be permitted under the Permitted Uses;

(d) An Event of Default has occurred and is continuing under this Lease, or Tenant has defaulted under this Lease (and received notice thereof from Landlord) on three (3) or more occasions during the twenty-four (24) months preceding the date that Tenant shall request such consent;

(e) Landlord or any of its affiliates or parent company has had written negotiations with the proposed assignee or subtenant in the three (3) months preceding Tenant’s request regarding the leasing of space by such proposed assignee or subtenant in the Building; or

(f) The proposed assignee or subtenant has a proposed use or operation in the Premises which may or will cause the Building or any part thereof not to conform with the environmental and green building clauses in this Lease.

4.16.4 Within twenty (20) calendar days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditioned approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord. An approval by Landlord of any assignee of subtenant shall not be deemed any approval or consent to any further sublease or assignment.

4.16.5 Intentionally Deleted.

4.16.6 Notwithstanding anything to the contrary in this paragraph 4.16, so long as Management Dynamics, Inc. (or the then Tenant under the Lease) remains the Tenant under the Lease, any change in ownership or control of Tenant shall not be deemed to constitute a transfer of this Lease subject to Landlord’s consent.

4.16.7 If Landlord consents or is deemed to consent to any assignment or sublease and Tenant receives rent or any other consideration, over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), Tenant shall pay to Landlord fifty percent (50%) of such excess after reimbursement to Tenant of all actual and reasonable advertising, leasing commissions, legal fees, or other marketing costs and improvements or other concessions incurred in connection with such assignment or sublease.

4.16.8 Notwithstanding anything to the contrary in this paragraph 4.16, Tenant may, without Landlord’s consent, assign this Lease to any party into which Tenant has merged, consolidated or reorganized, or to which all or substantially all of Tenant’s assets are sold, or to any parent, subsidiary or affiliate entity of Tenant or of the merged, consolidated or reorganized entity, so long as the resulting entity will have a net worth (defined as total assets (exclusive of goodwill) less total liabilities) of no less than Tenant’s net worth on the Effective Date, and the balance of the requirements set forth in this paragraph 4.16.8 are satisfied. In the event of an assignment that would otherwise qualify under the terms of this paragraph 4.16.8 but for the aforementioned net worth requirement, such assignment shall be subject to Landlord’s prior written approval (to be exercised in its reasonable discretion), with the sole criteria for such approval being whether the Tenant will have, in Landlord’s reasonable discretion, an on-going business with a financial condition sufficient to meet Tenant’s remaining obligations under this Lease. With respect to any potential assignment described in this paragraph 4.16.8: (a) upon execution of a non-disclosure agreement, if necessary in Tenant’s sole discretion, Landlord shall receive notice describing the structure of the transaction, the parties involved, and financial information sufficient for Landlord to make (or confirm) the financial determinations described above, certified by an officer of Tenant and/or the transferee at least thirty (30) days in advance of the effective date of the assignment, and a copy of the executed assignment document (in a form reasonably acceptable to Landlord and consistent with the provisions hereof) within fifteen (15) Business Days after the transfer occurs, (b) Tenant shall remain liable for all of Tenant’s obligations under this Lease, which shall be confirmed in the assignment document, (c) the transferee shall expressly assume in the assignment document all of Tenant’s obligations under this Lease, and (d) this provision shall not be deemed consent to any further sublease, assignment or other transfer. The provisions of paragraph 4.16.7 and 4.16.9 shall not apply to an assignment pursuant to this paragraph 4.16.8.

4.16.9 In the event of a request for an assignment or for a sublet of any portion of the Premises for the balance of the Lease Term, or any sublease that would result in more then fifty percent (50%) of the then Premises not being occupied by Tenant (and any additional subleases thereafter), Landlord shall have the right to recapture either the entire Premises or, at Landlord’s election, the portion that is the subject of any assignment or subletting proposal (a “Recapture”) by giving written notice of such Recapture to Tenant within twenty (20) Business Days after receipt of written notice from Tenant that Tenant intends to market the Premises (or a portion thereof) for assignment or subletting. Any such Recapture by Landlord shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting. If less than the entire Premises are recaptured, this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord. Tenant shall surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease and the cost to erect demising walls and other separation costs shall be borne solely by Landlord.

4.17 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, as to the Lease Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Lease Security Deposit or Prepaid Rent to its successor-in-interest and such successor-in-interest has assumed the obligations of the Landlord under this Lease in writing.

4.18 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (1) the date this Lease was executed and the date it expires; (2) the date Tenant entered into occupancy of the Premises and the Commencement Date; (3) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (4) certifying that (a) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (b) to the best of its knowledge, after due inquiry, Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (c) this Lease represents the entire agreement between the parties with respect to the Premises; (d) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received; (e) on the date of execution, to the best of Tenant’s knowledge, after due inquiry, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord (or, if so, a description of each defense or offset); (f) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (g) no security has been deposited with Landlord other than the Lease Security Deposit; (h) any other certifications which are reasonable and which are required by Landlord or any purchaser, proposed purchaser and/or mortgagee or prospective mortgagee. It is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee. If Tenant fails to respond within twenty (20) Business Days of its receipt of a written request by Landlord as provided in this paragraph, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee. In addition, Tenant shall, from time to time, upon the written request of Landlord (but no more than once in a Year, unless an Event of Default then exists, whereupon no such limitation shall apply) deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant (or, if Tenant does not otherwise obtain audited financial statements, certified by the chief financial officer of Tenant) and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, and (iv) any successor entity to Tenant by merger or operation of law. Provided, however, in the event that the then current Landlord and Tenant are not parties to an existing confidentiality or non-disclosure agreement, as a condition to receipt of Tenant’s financial statements Tenant may require that Landlord execute a non-disclosure agreement substantially similar to the form attached hereto as Exhibit H.

4.19 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications, provided that such modifications do not increase the obligations of Tenant (or decrease the obligations of Landlord) under this Lease or adversely affect Tenant’s rights under this Lease.

4.20 Hazardous Substances.

4.20.1 Neither Tenant, any of Tenant’s Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises. Tenant agrees that (1) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (2) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in McLean, Virginia; and (3) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building. In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless; (a) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (b) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (c) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

4.20.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.3 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the paragraph captioned “Hazardous Substances.”

4.21 Governmental Requirements.

4.21.1 Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (1) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Governmental Requirements or (2) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Governmental Requirements. If Tenant has caused such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

4.21.2 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Governmental Requirements or increase Landlord’s responsibilities for compliance with Governmental Requirements, without the prior written approval of the Landlord. In connection with any such approval, Landlord may require a certificate of compliance with Governmental Requirements from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord’s consent to any proposed Tenant Alteration shall (1) not relieve Tenant of its obligations or indemnities contained in this paragraph 4.21.2 or this Lease or (2) be construed as a warranty that such proposed alteration complies with any Governmental Requirement.

4.21.3 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (1) failure of the Premises to comply with Governmental Requirements; and (2) bringing the Building and the common areas of the Building into compliance with Governmental Requirements, if and to the extent such noncompliance of the Premises, Building or common areas arises solely out of: (a) Tenant’s specific use of the Premises, including the hiring of employees; (b) any Tenant Alterations to the Premises; or (c) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

4.21.4 Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Governmental Requirements, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph 4.21.3. Provided, however, any cost or expense paid or incurred by Landlord after the Commencement Date to bring the Premises or common areas of the Building into compliance with Governmental Requirements as a result of any change, expansion or supplement to any Governmental Requirements after the Commencement Date shall be an Operating Cost for purposes of this Lease and shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) with interest at the Prime Rate plus two (2) percentage points.

4.21.5 Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this paragraph 4.21.

4.21.6 The provisions of this paragraph shall supersede any other provisions in this Lease regarding Governmental Requirements, to the extent inconsistent with the provisions of any other paragraphs.

4.22 Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

4.23 Signs. Landlord shall provide Building standard suite entry signage at Landlord’s sole cost and expense. Any repair or removal costs of such suite entry signage at the expiration or termination of the Lease Term, as well as any modification or maintenance costs of same, shall be at Tenant’s cost and expense. Tenant shall not be required to remove any signage upon the termination or expiration of the Lease Term. Tenant shall not inscribe an inscription, or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Land or Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Landlord also agrees at its sole cost and expense to provide Tenant with its pro-rata share of lobby directory strips in the lobby directory. Landlord covenants that during the Lease Term, including any extension thereof, in no event shall Landlord permit “Oracle” or “SAP” (or any affiliate or subsidiary of either company) to install an exterior sign on the Building.

4.24 Subordination. As of the Effective Date, Landlord represents it has not mortgaged or pledged the Building or the Land. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease provided that such mortgagee, beneficiary, lessor or vendor executes a non-disturbance agreement with Tenant on such lender’s standard form, and Landlord agrees to use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any current or future mortgagee of the Building in a form reasonably acceptable to Tenant. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall, within twenty (20) days of any request, execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request provided same is reasonably acceptable to Tenant. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.25 Brokers. Landlord’s Broker (as defined in the definition of Brokers) shall be compensated by Landlord pursuant to the terms of a separate agreement. Tenant’s Broker (as defined in the definition of Brokers) shall be compensated by Landlord pursuant to the terms of a separate agreement. Other than in connection with the foregoing terms of this paragraph 4.25, each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease, including but not limited to the Brokers.

4.26 Limitation on Recourse. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building (and any insurance proceeds or rental income due Landlord), so that in no event shall Tenant be entitled to a deficiency judgment against Landlord. Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Further, in no event whatsoever shall any of Landlord’s Agents have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph 4.26, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. No officer, director, member, shareholder or partner of Tenant or Tenant’s Agents shall have any personal liability for Tenant’s obligations under this Lease, unless otherwise expressly set forth in this Lease. Notwithstanding the foregoing, this section shall not be deemed to release Landlord, or Tenant from any breach of a provision of this Lease.

4.27 Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.27.1 Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall immediately pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed at the Premises for which any lien can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord immediate written notice of any such Claim. If any such lien or encumbrance shall be filed, Tenant shall remove any such lien or encumbrance or provide title insurance or bond covering such lien or encumbrance in a form reasonably satisfactory to Landlord within ten (10) Business Days after Tenant’s receipt of notice from Landlord with respect to the existence of such lien or encumbrance. If Tenant shall fail to timely remove, or provide such insurance against or bond over, any such lien or encumbrance, after prior written notice to Tenant that Landlord is intending to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof, and Tenant shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments and costs (including reasonable attorneys’ fees) arising out of Tenant’s failure to so remove, insure against or bond over any such liens or encumbrances. The amount paid by Landlord to remove any such lien or encumbrance or otherwise due pursuant to the foregoing indemnity shall be deemed Additional Rent and shall be payable within thirty (30) days after demand.

4.27.2 Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

SECTION 5: DEFAULT AND REMEDIES

5.1 Events of Default. The occurrence of any one or more of the following events shall constitute, at Landlord’s election, a material default and breach of this Lease by Tenant ( “Event of Default”):

(a) failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within five (5) Business Days after written notice from Landlord; provided, that Landlord shall not be required to provide written notice of such failure to pay more than twice in any twelve (12) consecutive month period, not to exceed a total of five (5) such notice and cure periods during the Lease Term, before such failure constitutes an Event of Default;

(b) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of thirty (30) days after written notice from Landlord or, if capable of cure (in Landlord’s reasonable discretion), such additional time as is reasonably needed to cure the default provided that Tenant shall diligently pursue and complete the cure within ninety (90) days after such notice;

(c) the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

(d) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within ninety (90) days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease unless the same is dismissed within ninety (90) days; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

(e) a failure of the Tenant to deliver the Lease Security Deposit within the time period specified in the paragraph captioned “Lease Security Provisions.”

5.1.2 Tenant shall notify Landlord promptly of any default or any facts, conditions or events which, with the giving of notice or passage of time or both, would constitute a default.

5.2 Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as expressly required stated in paragraph 5.1 (all statutory notices, notices to quit, or similar notices being expressly waived), and without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph 5.2.

5.2.1 Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c) as liquidated damages for Tenant’s obligations under the Lease for unpaid Rent which would have accrued after the date this Lease is terminated, the net present value of any unpaid Rent which would have accrued after the date this Lease terminated during the balance of this Term, less the net present value of the current market rate for the Premises for such period, after deducting from the current market rate for the

Premises the Costs of Re-letting (as hereinafter defined) for such balance of the Term (such net amount not to be less than zero in any event, it being the intention of the parties that Landlord shall have no obligation to pay to Tenant or to offset against other sums Tenant owes to Landlord the excess, if any, of the net present value of current market rate over the net present value of said unpaid Rent).

(d) all such other direct damages in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

For purposes of computing the amount of Rent herein that would have accrued after the date this Lease is terminated, Tenant’s Pro Rata Share of Additional Rent shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the date this Lease is terminated. Net present value shall be computed on the basis of Prime Rate at the time of termination.

5.2.2 Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

5.2.3 Intentionally Deleted.

5.2.4 If Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (1) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (2) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

5.2.5 None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (1) an act by Landlord to maintain or preserve the Premises; (2) any efforts by Landlord to relet the Premises; (3) any repairs or alterations made by Landlord to the Premises; (4) re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or (5) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.6 If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees, leasing commissions and reasonable attorneys’ fees); third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises made by Landlord; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.2.8 Tenant hereby waives any right of redemption.

5.2.9 Certain Definitions. For purposes hereof:

(1) The term “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, reasonable attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary economic incentives required to enter into leases with Replacement Tenants, amortized over the terms of such leases to such Replacement Tenants with interest at the Default Rate. Such Costs of Re-Letting shall be apportioned between costs and expenses allocable to the remaining balance of the Term (or, in the event of a subsequent termination of this Lease, what would have been the balance of the Term but for such termination) and the costs and expenses allocable to such portion of the term of the Replacement Tenant’s lease that extends beyond the remaining balance of the Term (or what would have been the remaining balance of the Term).

(2) The term “Replacement Tenants” shall mean any person or entity to whom Landlord re-lets the Premises or any portion thereof pursuant to this paragraph provided that if such person is an affiliate of Landlord or such re-letting is not an arm’s-length transaction, rent with respect to such lease shall be deemed the greater of: (a) the rent actually paid by such person; or (b) the current market rate for the applicable space.

5.3 Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after written notice of such failure by Landlord, if any (or such earlier time as necessary, in Landlord’s discretion, in the event of an emergency or to address any matter regarding fire or life safety systems, or any violation of any Governmental Requirements), Landlord may, as an additional but not an exclusive remedy, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease, and Tenant shall be responsible for all costs and expenses incurred by Landlord in connection therewith. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent provided that Landlord has delivered notice to Tenant of such sums due and owing and reasonable supporting documentation therefor.

5.4 Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within five (5) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than five (5) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such five (5) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as independent covenants, not conditions. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligations, or the right to terminate this Lease or withhold or abate Rent on account of any Landlord default.

5.5 Except to the extend provided in paragraph 3.6, in no event shall Landlord or Tenant be liable for consequential, special or punitive damages arising from any default hereunder.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1 Notices. All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and, if intended for Landlord, shall be addressed to Landlord at the addresses set forth opposite Landlord’s signature; and if intended for Tenant, shall be addressed to Tenant at the address set forth opposite Tenant’s signature, or to such other address as either party may by written notice, given in accordance with this paragraph 6.1, advise the other party. All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. All such communications shall be deemed delivered and effective on the earlier of the date received or refused for delivery, or (b) five (5) Business Days after having been deposited in the United States Postal Service, postage prepaid. Notwithstanding the means of transmission authorized earlier in this paragraph 6.1, those communications which contain a notice of breach or default, a notice of an event or occurrence that with the passage of time or the giving of notice, or both, would cause a breach or default to arise, or a demand for performance shall be transmitted by one or more of the following methods: (i) United States Postal Service, certified mail, return receipt requested; or (ii) personal delivery, accompanied by a receipt and signed by a representative of the addressee acknowledging delivery on a specified date, with delivery not effective unless the receipt is given, or (iii) reputable express or courier service. Any party to this Lease may expressly authorize any person to deliver notices on behalf of such party.

6.2 Attorneys’ Fees and Expenses. In the event that either Landlord or Tenant shall institute any legal action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding agrees to pay to the prevailing party the reasonable attorneys fees and costs actually incurred by the prevailing party.

6.3 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

6.4 Successors; Joint and Several Liability. Except as provided in the paragraph captioned “Limitation on Recourse” and subject to the paragraph captioned “Assignment by Landlord,” and except any other provisions of this Lease granting Tenant rights that are expressly deemed personal to Tenant, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant,” then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5 Choice of Law. This Lease shall be construed and governed by the laws of the Commonwealth of Virginia. Tenant consents to state court jurisdiction in Fairfax County, Virginia and federal court jurisdiction in the Federal United States District Court for the Eastern District of Virginia, sitting in Alexandria, Virginia, for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6 No Waiver of Remedies. The waiver by Landlord of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord to insist on the strict performance by Tenant of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of a violation under such modified rule or regulation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by Landlord must be in writing and signed by Landlord to be effective.

6.7 Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until it is executed and delivered by both Tenant and Landlord, provided that if Landlord fails to execute and deliver this Lease within ten (10) Business Days after Tenant’s execution and delivery, this Lease shall be deemed terminated and of no further force or effect.

6.8 Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, governmental action or inaction, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or in the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including the other party, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of such party (any of same being a “Force Majeure Event”), then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay. Provided, however, none of Tenant’s monetary obligations under this Lease nor the timing for the occurrence of such monetary obligations (nor Tenant’s obligation to exercise any option or right within any time period, nor any obligation to surrender the Premises at the expiration of the Lease Term) shall be so excused, delayed or abated as a result of any Force Majeure Event.

6.9 Severability; Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.10 Interpretation. Whenever a provision of this Lease uses the term (1) “include” or “including,” that term shall not be limiting but shall be construed as illustrative,(2) “covenant,” that term shall include any covenant, agreement, term or provision,(3) “at law,” that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (4) “day,” that uncapitalized word shall mean a calendar day. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.11 Incorporation of Prior Agreement; Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.12 Authority. If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained.

6.13 Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.14 Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.15 Consent to Service. Tenant irrevocably consents to the service of process of any action or proceeding related to this Lease at Tenant’s global headquarters located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, provided that, from time to time, upon delivery of written notice to Landlord, Tenant may change such address.

6.16 Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including without limitation the definition of Landlord’s Agents, NewTower Trust Company (the Trustee of Landlord) and Bentall Kennedy (U.S.) LP (the Authorized Signatory of Landlord) are the only entities authorized to amend, renew or terminate this Lease or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner with respect to this Lease for so long as the originally named Landlord hereunder has not assigned or otherwise transferred, directly or indirectly, its interest in this Lease or the Building. Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.17 Waiver of Jury Trial. Landlord and Tenant irrevocably waive their respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

6.18 Landlord Representations and Warranties. Landlord hereby represents, warrants and covenants to and with Tenant that as of the Effective Date:

(a) Landlord is the true and lawful owner of the Land; and

(b) Landlord has the full right, power and authority to enter into this Lease and to perform each and all of the terms, provisions, covenants, agreements, matters and things herein provided to be performed by Landlord and to execute and deliver all documents provided herein to be executed and delivered by Landlord; and this Lease does not, nor will the performance by Landlord of its obligations hereunder, contravene any provision of any existing law, covenant, indenture or agreement binding upon Landlord or upon the Land and/or the Building.

6.19 Specially Designated National or Blocked Person. Tenant hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224. Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of Executive Order 13224 are published under the interne address www.ustreas.gov/offices/enforcement/ofac. Tenant covenants and agrees to deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with this paragraph 6.19.

6.20 Deed of Lease. This Lease shall be deemed as Deed of Lease for all purposes under Virginia law.

6.21 Right of First Refusal.

6.21.1 Pursuant to the terms and conditions set forth in paragraph 6.21, Tenant shall have an ongoing right of first refusal (the “Right to First Refusal”) with respect to any portion of the second (2nd) floor of the Building that once leased would be contiguous to the then Premises (the “Contiguous Space”).

6.21.2 In the event that Landlord and a third party have generally agreed on terms for the leasing of any Contiguous Space, prior to becoming bound to such third party, Landlord shall present in writing to Tenant (a) the terms offered by such third party, including the length of term for which such third party would be leasing the Contiguous Space (the “Third Party Terms”) and (b) Landlord’s determination of what the then Current Market Terms and Conditions would be for Tenant’s leasing of the Contiguous Space if the length of such term would be co-terminus with Tenant’s remaining Lease Term (the “Market Terms”) (such writing from Landlord, inclusive of the Third Party Terms and Market Terms being the “Offer”). Provided, however, if an Offer is being delivered prior to the date that is twelve (12) months from the expiration of the Reduced Rent Period, the Offer need not contain any Third Party Terms or Market Terms, but shall merely state that Landlord and a third party have generally agreed on terms for the Contiguous Space and shall specify the particular Contiguous Space (any Offer delivered during such period being a “Early Term Offer”). Tenant shall have five (5) Business Days in which to accept or reject any Offer or Early Term Offer by way of delivery of written notice to Landlord, which notice from Tenant shall also expressly specify whether Tenant is electing, in its discretion, either the Third Party Terms or Market Terms (unless such Offer was an Early Term Offer, whereupon the terms shall be as set forth in paragraph 6.21.5 below). The Right of First Refusal shall apply only to the entire portion of the Contiguous Space that is the subject of the Offer or Early Term Offer, and may not be exercised by Tenant with respect to only a portion thereof. If Tenant fails to accept such Offer or Early Term Offer in writing in the manner required under this paragraph 6.21.2 within that five (5) Business Day period, then Tenant will be deemed to have rejected same and Landlord shall be free to lease the portion of the Contiguous Space that was the subject of such Offer or Early Term Offer to the third party on any terms.

6.21.3 If Tenant declines to accept any Offer or Early Term Offer of particular Contiguous Space, and an offer from a different third party prospect is thereafter offered to Landlord with respect to the same Contiguous Space that Landlord desires to accept, Landlord shall have no obligation to re-offer such Contiguous Space to Tenant on the terms offered by such different prospect, whether or not the terms so offered are the same or similar to those set forth in the Offer or Early Term Offer (nor shall have Landlord have any similar obligation with respect to any additional offers from additional prospects received by Landlord with respect to the particular Contiguous Space). Provided, however, if any particular Contiguous Space remains unleased twelve (12) months after Tenant’s election, or deemed election, under paragraph 6.21.2 to not lease such Contiguous Space, and Landlord and a third party have thereafter generally agreed on terms for the leasing of such Contiguous Space, then before becoming bound to such third party, Landlord must again Offer such particular Contiguous Space to Tenant pursuant to the process and method set forth in paragraph 6.21.2 and if Tenant declines or is deemed to decline such Offer, Landlord shall have no further obligation to Tenant under this paragraph 6.21 with respect to such Contiguous Space except as set forth in paragraph 6.21.4 below.

6.21.4 If any Contiguous Space is leased to a third party after Tenant declines to exercise (or is deemed to have declined to exercise) to lease any particular Contiguous Space under this paragraph 6.21 above and such third-party lease then expires or is terminated during the Lease Term, and after such termination or expiration Landlord and a third party have generally agreed on terms for the leasing of such Contiguous Space, then before becoming bound to such third party, Landlord must again Offer such particular Contiguous Space to Tenant pursuant to the process and method (i.e. Tenant electing either the Third Party Terms or Market Terms) set forth in paragraph 6.21.2, and if Tenant declines or is deemed to decline such Offer, Landlord shall have no further obligation to Tenant under this paragraph 6.21 with respect to such Contiguous Space (unless such Contiguous Space is again leased to a third party and such second third-party lease then expires or is terminated during the Lease Term, and after such termination or expiration Landlord and another third party have generally agreed on terms for the leasing of such Contiguous Space, in which event Landlord must again Offer such particular Contiguous Space to Tenant pursuant to the process and method (i.e. Tenant electing either the Third Party Terms or Market Terms) set forth in paragraph 6.21.2).

6.21.5 Notwithstanding anything in this paragraph 6.21 to the contrary, in the event Tenant accepts any Early Term Offer, the leasing of the Contiguous Space shall be for the balance of the Lease Term on the same terms and conditions set forth in this Lease for the initial Premises, with the economic concessions applicable to the initial Premises being prorated for the Contiguous Space to account for the shorter Lease Term therefor. For example, in the event of the acceptance of any Early Term Offer by Tenant, the Base Rent rate per rentable square foot (and the escalations thereof) set forth in the definition thereof shall apply equally to the Contiguous Space on a per rentable square foot basis. However, the duration of the Reduced Rent Allowance and the per rentable square foot amount of the Tenant Improvement Allowance applicable to the Contiguous Space shall be equitably reduced so that the amounts that were applicable to the initial Premises are each equal to the product of such 270 day or $55 amount multiplied by a fraction with a numerator of the number of months remaining in the Lease Term after Tenant’s acceptance of the Early Term Offer and a denominator of 129.

6.21.6 After Tenant validly exercises its right to lease Contiguous Space pursuant to its Right of First Refusal provided in this Lease, the parties shall execute an addendum to the Lease adding the Contiguous Space to the Premises (and if applicable, incorporating either the Third Party Terms or Market Terms or the terms of the Early Term Offer), but an otherwise valid exercise of such right to lease Contiguous Space shall be fully effective, whether or not such confirmatory documentation is executed, and Tenant’s tenancy of such Contiguous Space shall be subject to all the rights and obligations of the parties under this Lease. Upon any such exercise, such Contiguous Space shall be part of the “Premises” for all purposes under this Lease.

6.21.7 Notwithstanding anything to the contrary in this Lease, Landlord shall have no obligations, and Tenant shall have no rights, under this paragraph 6.21 so long as an Event of Default has occurred and is continuing.

6.22 Antenna/Roof Access.

6.22.1 Landlord shall provide Tenant with a non-exclusive license to use a portion of the roof of the Building for the installation of one (1) antenna or satellite dish and reasonable riser space to connect such Antenna to the Premises (collectively, the “Antenna”) without charge to Tenant, so long as and provided that (A) the Antenna is permitted under all Governmental Requirements, (B) the Antenna conforms to all Governmental Requirements and is of a size reasonably acceptable to Landlord (it being agreed that an antenna of not more than four (4) feet in height or a satellite dish no more than one (1) meter in diameter shall be deemed acceptable), (C) Tenant has obtained all permits, licenses, variances, authorizations and approvals that may be required in order to install such Antenna and any insurance required by Landlord in connection with such Antenna, (D) the Antenna weighs not more than the weight that Landlord shall reasonably determine can be supported by the roof (which Landlord shall specify to Tenant upon Tenant’s written request), unless Tenant agrees to provide additional support, as reasonably mandated by Landlord (E) the telecommunications provider has entered into Landlord’s standard license agreement, and (F) Tenant shall pay Landlord (within 30 days after receipt of an invoice therefor) an amount equal to all reasonable out-of-pocket costs incurred by Landlord to have a third party engineer review the plans and specifications for the Antenna, the location specifications for the Antenna and the plans, specifications and method for attaching the Antenna to the Building. In addition, the type, style, color, materials, exact location and method of installation of the Antenna must be approved by Landlord (in its sole, but good faith and reasonable, discretion) in advance of its installation. Tenant shall install the Antenna in a good and workmanlike manner and in compliance with all Governmental Requirements, and Tenant shall maintain the Antenna in good condition and repair and in compliance with all Governmental Requirements. All maintenance, repairs and installation required after the initial installation of the Antenna shall be subject to Landlord’s reasonable rules and regulations for the Building, as in effect from time to time, which shall be consistently applied to all tenants of the Building.

6.22.2 Prior to or contemporaneous with requesting Landlord’s approval of the installation of any Antenna, Tenant shall provide to Landlord plans and specifications for the Antenna (including size, location, height, weight and color) and specifications for the installation thereof; prior to the installation of the Antenna, and after approval by Landlord of the plans and specifications referred to in the preceding sentence (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant shall deliver to Landlord (A) copies of all required governmental and quasi-governmental permits, licensees, special zoning variances, and authorizations, all of which Tenant shall obtain at its own cost and expense; and (B) a policy or certificate of insurance (subject to the deductibles permitted Tenant under the Lease so long as such deductibles are so permitted) evidencing such insurance coverage as may reasonably be required by Landlord for the installation, operation and maintenance of the Antenna and sufficient to cover, among other things, the indemnities from Tenant to Landlord under this paragraph 6.22, provided such insurance is then routinely being required by landlords of comparable buildings in connection with the installation of roof antennas. Landlord may withhold its approval of the installation of any Antenna if the installation, operation or removal of the Antenna (s) will be performed by a contractor that has not been reasonably approved by Landlord, or that fails to comply with the contractor requirements of this Lease, (t) may damage the structural integrity of the Building, (u) would require any structural alteration to the Building, (v) would require any penetration on the roof or exterior facade of the Building (Landlord confirms that access to Building risers does not require roof penetration, but that any required cabling on the roof would require roof core drilling and Landlord may withhold its consent to same), (w) would void any warranty or guaranty applicable to the roof or Building, (x) would materially adversely interfere with any service required (1) by the terms of this Lease, (2) by the standards applicable from time to time to comparable buildings to be provided by Landlord, (y) would adversely interfere with the use by any tenant of such tenant’s premises in the Building, or (z) would cause the violation of any condition or provision of the Lease or of any Governmental Requirements, now or hereafter in effect. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any Governmental Requirements.

6.22.3 Landlord, at its sole option and discretion, may require Tenant, at any time prior to the expiration or termination of the Lease, to terminate the operation of any Antenna at such location, or re-locate any Antenna, at Tenant’s sole cost and expense, if the Antenna (A) damages the structural integrity of the Building, (B) interferes with any other service required (I) by the terms of this Lease or (II) by the standards applicable from time to time to comparable buildings, to be provided by Landlord, (C) adversely interferes with the use by any tenant of such tenant’s leased premises within the Building (except that if such interference shall arise from the installation of additional Antennas after Tenant’s antenna is installed, Landlord may only require the relocation of the Antenna), or (D) causes the violation of any condition or provision of the Lease or of any Governmental Requirements (now or hereafter in effect). If Tenant can correct the damage, and/or prevent the interference or cure the violation described in (A) through (D) above to Landlord’s reasonable satisfaction within thirty (30) days (and in connection with such efforts of Tenant to so prevent interference, Tenant may operate the Antenna for short periods of time solely for the purpose of determining if modifications or changes made by Tenant eliminate the interference), Tenant may restore its operation so long as Tenant promptly commences to cure such damage and diligently pursues such cure to completion. If the violation or interference is not completely corrected or the damage repaired and the Antenna restored to operation within thirty (30) days, Landlord, at its sole option, may require that Tenant cease further operation of the Antenna at such location and Tenant, at Landlord’s option, shall either the remove the Antenna or shall move the Antenna to another location on the roof, at Tenant’s expense. In order to provide a service or a level of service to the Building in order to satisfy the standards applicable to first-class office buildings in Tyson’s Corner, Virginia or to provide other tenants in the Building with access to the roof for placement of other antennas, other electrical equipment or other Landlord-approved uses or installations, Landlord shall have the right, at Landlord’s sole expense, to re-locate the Antenna to a new location on the roof, provided that such new location does not adversely affect the operation of such Antenna and effect such relocation in such a manner as does not cause any interruption in use (other than an inconsequential interruption). Nothing in this paragraph shall be construed as granting Tenant any line of sight easement with respect to any Antenna. Tenant shall provide Landlord with notice (which may be made to the Building’s management office) at such time that Tenant intends to access the roof, whether for any installation, maintenance, or any reason whatsoever. Tenant may only enter the roof to install or maintain the Antenna with the accompaniment of a representative of Landlord. Landlord agrees that after reasonable oral notice from Tenant to the Building management office, Landlord will use its best efforts to make a representative available to accompany Tenant during Building Standard Hours as soon as reasonably possible. During hours other than Building Standard Hours, upon oral request of Tenant to the emergency number provided by the Building management office, Landlord will make a representative available to accompany Tenant, in the event of an emergency, but the overtime cost for such representative shall be borne by Tenant unless the emergency is caused by Landlord’s negligence or willful misconduct. Tenant shall pay the actual costs of the representative’s time for access by Tenant during other than Building Standard Hours. If Tenant in good faith believes Tenant needs to access the roof because of an emergency and no representative is available immediately, Tenant will be provided a key which will permit Tenant to gain access to the roof Any such access by Tenant shall be subject to reasonable rules and regulations established from time to time by Landlord. Landlord reserves the right to restrict or deny access to the roof of the Building from time to time, in Landlord’s reasonable discretion.

6.22.4 At the expiration or earlier termination of the Lease or upon termination of the operation of the Antenna as provided above, at Tenant’s sole expense, the Antenna and all cabling and other equipment relating thereto shall be removed from the Building and the area where the Antenna was located shall be restored to its condition existing prior to such installation, subject to reasonable wear and tear and damage due to condemnation, casualty or other Force Majeure Event excepted, in a manner and with materials reasonably determined by Landlord. If Tenant fails to so remove the Antenna, cabling and other equipment, Tenant hereby authorizes Landlord to remove and dispose of the Antenna and charge Tenant for all reasonable costs and expenses incurred in connection therewith. Tenant agrees that Landlord shall not be liable for any property so disposed of or removed by Landlord. Tenant’s obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term of the Lease.

6.22.5 Tenant covenants and agrees that the installation, operation, approval and removal of any Antenna will be at its sole risk, cost and expense. Any failure to install the Antenna shall not delay the Commencement Date, and Tenant shall have no right to any abatement or reduction in Rent if, for whatever reason, Tenant is unable to obtain any required approval for any Antenna or is unable to use any Antenna.

6.22.6 Tenant shall pay to Landlord all actual costs incurred by Landlord in furnishing electric power solely for the operation of any Antenna, including but not limited to the installation of a separate meter.

6.22.7 Landlord reserves the right to grant licenses for space on the roof of the Building, for the operation of radio, microwave, satellite, antenna and Telecommunications Facilities by other tenants and licensees, provided and on the condition that, as to licenses for space granted subsequent to the Commencement Date, such antennas and equipment shall not materially adversely interfere with the operation of any Antenna, previously installed by Tenant, if any.

6.22.8 Subject to paragraph 4.15 hereof, Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including reasonable attorney’s fees and expenses but exclusive of consequential damages) in connection with the loss of life, personal or bodily injury, damage to property or business or any other loss or injury arising out of the installation, operation, maintenance or removal of any Antenna provided such loss or injury is not caused by Landlord’s or Landlord’s Agents’ negligence or willful misconduct.

6.22.9 It is expressly understood that by granting Tenant the license hereunder, Landlord makes no representation as to the legality of such Antenna or its installation. Landlord expressly makes no representations or warranties with respect to the capacity for an Antenna placed on the roof of the Building to receive or transmit signals.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:

c/o Bentall Kennedy (U.S.) LP	MEPT 1660 International Drive LLC, a
Attn: Director — Asset Management (MEPT/1660 International Drive)	Delaware limited liability company
1215 Fourth Avenue, Suite 2400	By:		MEPT Edgemoor REIT LLC, a
Seattle, Washington 98161			Delaware limited liability company,
Facsimile: (206) 682-4769			its Manager.

		By:		Bentall Kennedy (U.S.) LP,
c/o Bentall Kennedy (U.S.) LP				Authorized Signatory
Attn: Director — Asset Management (MEPT/1660
International Drive)			By:	Bentall Kennedy (U.S.) G.P.
7315 Wisconsin Avenue, Suite 350 West				LLC, its General Partner
Bethesda, Maryland 20814
Facsimile: (301) 656-9339			By:	/s/ Jeanette R. Flory
			Name:	Jeanette R. Flory
And to Landlord’s Trustee:			Its:	Senior Vice President

NewTower Trust Company Multi-Employer Property
Trust
Attn: Senior Vice President/MEPT, or
Patrick O. Mayberry
Three Bethesda Metro Center, Suite 1600
Bethesda, MD 20814
Facsimile: (240) 235-9961

with a copy to Manager at:

Cassidy & Pinkard Colliers
1660 International Drive, Suite 405
McLean, Virginia
Attn: Property Manager
Facsimile: (703) 556-7798

Designated Address for Tenant:	TENANT:

Management Dynamics, Inc.	MANAGEMENT DYNAMICS, INC.
One Meadowlands Plaza
East Rutherford, New Jersey 07073	By:
Attn: Chief Financial Officer	Name:
Its:

With a copy to:

SNR Denton US LLP

101 JFK Parkway

Short Hills, New Jersey 07078

Attn: Victor H. Boyajian

LANDLORD ACKNOWLEDGEMENT

STATE OF	Maryland)
) ss.
COUNTY OF	Maryland)

On this 14th day of June, 2011, before me personally appeared Jeanette R. Flory, to me known to be a Senior Vice President of Bentall Kennedy (U.S.) LP, the authorized signatory of the Landlord, the trust that executed the within and foregoing instrument on behalf of Landlord, and acknowledged said instrument to be the free and voluntary act and deed of said Trust, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Norman Harkins
Name:
Norman Harkins
NOTARY PUBLIC in and for the state of MD, residing at Washington, DC.
My appointment expires: August 24, 2014.

[NOTARIAL SEAL]

TENANT ACKNOWLEDGEMENT (CORPORATION)

) ss.

On this 3rd day of June, 2011, before me, a Notary public in and for the County of             , personally appeared John Preuninger, the President of Management Dynamic, Inc., the             ,              that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that s/he/they was/were authorized to execute said instrument.

Name:	/s/ Patricia S. DeSimone
NOTARY PUBLIC in and for the state of NJ residing at 170 Lincoln Ave., Ridgewood.
My appointment expires: December 2, 2012.

[NOTARIAL SEAL]

EXHIBIT A to Lease

LEGAL DESCRIPTION OF LAND

All that certain lot or parcel of land, lying and being situate in Fairfax County, Virginia and more particularly described as follows:

Lot 10-B, Section 4, LEASCO OFFICE PARK, as the same appears duly dedicated, platted and recorded among the land records of Fairfax County, Virginia, in Deed Book 5909, at Page 104, as Instrument Number 18838, on March 8, 1984.

LESS AND EXCEPT that portion of the above described property conveyed to the Fairfax County Board of Supervisors by the Deed of Public Street Dedication recorded in Deed Book 7396, at Page 1528.

TOGETHER WITH AND SUBJECT TO the non-exclusive use in the following easements:

1. Two 30-foot ingress/egress easements set forth in the Deed of Resubdivision recorded in Deed Book 5909, at Page 104;

2. Easements for support, ingress/egress, parking and construction, set forth in the Deed and Declaration of Covenants and Easements recorded in Deed Book 5909, at Page 113;

3. A twenty-two foot ingress/egress easement as set forth in the Reciprocal Easement Agreement recorded in Deed Book 4595, at Page 438, partially vacated per plat attached to the Deed of Public Street Dedication recorded in Deed Book 7396, at Page 1528.

4. An ingress/egress easement through, over and across Lot 9, Section 4, LEASCO OFFICE PARK, as set forth in “Grant of Easement For Access, Driveway and Parking” recorded in Deed Book 5677 at Page 1538, as amended by document recorded in Deed Book 6898 at Page 1485 and as further amended by document recorded in Deed Book 6937 at page 1435.

AND BEING the same property conveyed at 1660 International Drive, Inc. by Deed recorded in Deed Book 8198 at Page 1644.

Ex. A-1

EXHIBIT B to Lease

WORK AGREEMENT

(Tenant to Construct Tenant Improvements)

1. Landlord Delivery of Premises. On the Effective Date (the “Delivery Date”) Landlord shall deliver the Premises to Tenant in its as-is condition. Provided, however, as of the Delivery Date all structural elements of the Building and base Building systems shall be in compliance with all applicable Governmental Requests in all material respects. No later than the Commencement Date, Landlord shall, at its sole cost and expense, complete construction of a multi-tenant corridor on the second (2nd) floor of the Building to demise the Premises from the remainder of the second floor. Such corridor shall be constructed in compliance with all Governmental Requirements and pursuant to plans prepared by Tenant and approved by Landlord, such approval not to be unreasonably withheld. In the event that Tenant is unable to obtain a building permit for the construction of the Premises or certificate of occupancy for the completed Premises solely due to the Building failing to comply with Governmental Requirements or Landlord’s failure to perform any of its obligations under this Lease, then, Landlord shall immediately correct such failure at its sole cost and expense and any actual delay caused to Tenant’s completion of the Tenant Improvements solely as a result of such failure (taking into account any Tenant interference or delay) shall extend the Commencement Date by the number of days of such actual delay. Taking of possession by Tenant shall establish that the Premises are in good and satisfactory condition on the Delivery Date and any alleged defects or deficiencies are waived by the Tenant except to the extent Landlord is required to correct the same pursuant to the express terms of the Lease. Landlord shall not be subject to any liability to Tenant for, and the validity of this Lease and Tenant’s obligations hereunder shall not be affected by, any failure of Landlord to give access to the Premises to Tenant on or by any particular date provided that the Commencement Date shall be extended for each day beyond the Effective Date on which Landlord fails to deliver possession of the Premises as set forth herein. Tenant acknowledges that no representations as to the condition of the Premises or Building have been made by Landlord, unless such are expressly set forth in this Lease.

2. Tenant Improvements. Pursuant to the terms of this Exhibit B (the “Work Agreement” or “Exhibit B”) (which is hereby incorporated as a part of the Lease to which it is attached (as amended, the “Lease”)), Tenant shall furnish and install within the Premises those items of general construction for the Premises (the “Tenant Improvements”), as shown on the Plans and Specifications as approved in writing in advance by Landlord, pursuant to Paragraph 3 below. All Tenant Improvements shall be constructed pursuant to this Work Agreement and shall be performed by Tenant’s General Contractor (defined below) utilizing those subcontractors selected in accordance with this Work Agreement. Tenant shall endeavor to design the Tenant Improvements in a manner consistent with the Landlord’s sustainability practices and Green Agency Ratings, provided that Tenant shall not be obligated to incur any additional material costs in order to achieve such compliance. Without limiting the generality of the foregoing, Landlord and Tenant agree that Tenant has no obligation hereunder to (i) engage a third party LEED or Green Globe Accredited Professional with respect to the design or construction of the Tenant Improvements, or (ii) seek or obtain any Green Rating Agency certification with respect to the design, installation or operation of the Tenant Improvements.

3. Plans and Specifications for Tenant Improvements.

3.1 Landlord acknowledges and agrees that it has approved the space plan for the Tenant Improvements prepared by MFA Architectural & Design, Inc., dated March 13, 2011, job number 11-24 (the “Space Plan”).

3.2 Tenant shall cause Tenant’s Architect to prepare and submit to Landlord complete architectural and engineering plans, drawings and specifications (“Plans and Specifications”) within ninety (90) days of the Effective Date. The Plans and Specifications, as well as the identity of Tenant’s Architect, shall be subject to Landlord’s advance written approval, which shall not be unreasonably withheld, conditioned or delayed. The Plans and Specifications shall (i) be compatible with the Building shell and with the design, construction and equipment of the Building, (ii) comply with all Governmental Requirements, (iii) comply with all applicable insurance regulations, (iv) be in a form sufficient for the permitting and the construction of the Tenant Improvements shown thereon, and (v) be consistent with the approved Space Plan. Landlord will have ten (10) Business Days after its receipt from Tenant to review and approve such Plans and Specifications. If Landlord requests modifications, then

Ex. B-1

the Plans and Specifications shall be revised to conform to Landlord’s modification requests and delivered to Landlord within three (3) Business Days of Tenant’s receipt of Landlord’s comments and Landlord shall advise, within two (2) Business Days whether Landlord approves the same or has further revisions. The foregoing exchange of revisions shall repeat until both Landlord and Tenant have approved the Plans and Specifications, each in their reasonable discretion. If Tenant does not agree with Landlord’s requested modifications, Landlord and Tenant shall exercise good faith and diligent efforts to reach agreement on the Plans and Specifications. Upon approval by Landlord, Tenant will submit the Plans and Specifications to its General Contractor.

3.3 Any and all changes to the Plans and Specifications shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall cause Tenant’s Architect or Landlord’s Architect to provide documentation to Landlord for all changes to the Plans and Specifications at the time each change is authorized for construction. Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans and Specifications, Landlord’s review being for Landlord’s own purposes, irrespective of whether the Plans and Specifications are prepared by Landlord’s Architect or Tenant’s Architect. Tenant shall rely solely on the advice and experience of Tenant’s Architect or Landlord’s Architect with respect to the Plans and Specifications in assuring the accuracy and sufficiency of the Plans and Specifications for Tenant’s purposes. The fees of Tenant’s Architect or Landlord’s Architect in preparing the Plans and Specifications shall be a Cost of Tenant Improvements (as hereinafter defined).

4. Building Shell Changes. If the Plans and Specifications or any amendment thereof or supplement thereto shall require changes in the Building shell, then same shall be subject to Landlord’s prior written consent and Tenant (or Landlord at Landlord’s election) shall perform such work in accordance with paragraphs 4.4 and 4.5 of the Lease to which this Exhibit B is attached, all at Tenant’s sole cost and expense. The preceding sentence shall not be construed as requiring that Landlord must approve any Plans and Specifications which specify changes in the Building shell provided Landlord agrees to be reasonable when considering the same. If Building shell work is permitted by Landlord, the cost thereof shall include all architectural and/or engineering fees and expenses in connection therewith.

5. Tenant Improvement Construction and Cost.

5.1. From and after the Delivery Date, Tenant shall have access to the Premises to perform the work subject to the provisions of this Exhibit B pursuant to the terms and conditions of this Work Agreement. Tenant acknowledges and agrees that in the event that Tenant or any of Tenant’s contractors perform work that results in property damage to the Building, Tenant shall, in each of such events, pay all costs and expenses caused by such action and incurred in the repair thereof. Landlord shall not be liable in any way for any injury, loss, damage or delay which may be caused by or arise from such entry by Tenant, its employees or contractor(s).

5.2. Tenant shall enter into a contract with a general contractor that has been approved in writing by Landlord (the “General Contractor”). Upon request from Landlord from time to time Tenant shall promptly provide Landlord with a copy of its executed or unexecuted agreement with the General Contractor, as well as a list of all proposed subcontractors. Upon request by Landlord, Tenant shall furnish to Landlord a copy of a valid license authorizing each such General Contractor to engage in the type of work for which the contractor has been selected. Landlord shall have the right to disapprove any of Tenant’s contractors or subcontractors if Landlord has a good faith reason to believe that such contractors or subcontractors are (i) not licensed as required by any governmental agency; (ii) not technically qualified or sufficiently staffed to do the work; (iii) not financially capable of undertaking the work; and/or (iv) not in compliance with the contractor requirements set forth in the next sentence of this paragraph. With respect to any construction contracts for work to be performed on behalf of Tenant, including that of the General Contractor, such contracts shall include, for the entire duration of the contract, a requirement that the prime contractor and the respective subcontractors of any tier: (a) be a party to, or bound by, a collective bargaining agreement applicable to the geographic area in which the Land is located, applicable to the trade or trades in which the work under the contract is to be performed, and entered with one or more labor organizations affiliated with the Building and Construction Trades Department of the AFL-CIO or with an independent, nationally recognized labor organization or one of its affiliated locals and (b) solely employ members of such labor organizations to perform work within their respective jurisdictions. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements or installations. Waivers or exceptions to the requirement in this sentence may be given only in writing by Landlord. In addition to the foregoing requirements, Tenant shall use commercially reasonable efforts to contract for services

Ex. B-2

to be performed in or about the Premises with companies which are a Responsible Contractor, provided that, in no event shall Tenant be obligated to directly incur any additional material cost in connection with satisfying the requirements of this sentence (although Tenant acknowledges that compliance with the balance of this paragraph 5.2 may result in additional costs), nor have any duty to independently confirm whether a company qualifies as a Responsible Contractor.

5.3. Worker’s Compensation, commercial general liability and other forms of insurance, in the amounts required to be maintained pursuant to the Lease, or as Landlord may reasonably require, with companies and on forms satisfactory to Landlord, shall be provided and at all times maintained by General Contractor. Tenant shall furnish to Landlord evidence of all such insurance, as well as any required permits, prior to commencing work in the Premises.

5.4. Tenant shall observe and perform all of its obligations under this Lease (except its obligations to pay Rent) from the Delivery Date through the Commencement Date for the Premises in the same manner as though the Lease Term began when the Premises were delivered to Tenant.

5.5. Intentionally Deleted.

5.6. Tenant shall advise its contractor(s), subcontractor(s) and material supplier(s) that no interest of Landlord in the Premises, the Building or the Land shall be subject to liens to secure payment of any amount due for work performed or materials installed in the Premises. Further, Tenant shall furnish to Landlord written and unconditional waivers of mechanics’ liens from General Contractor upon invoicing for such services to the extent of the services invoiced.

5.7. Tenant agrees that it will cause the Tenant Improvements to be constructed in accordance with the following provisions:

(a) The Tenant Improvements shall be completed in a good and workmanlike manner, free of liens and in compliance with all Governmental Requirements, including without limitation, Access Laws, the National Electrical Code, the National Board of Fire Underwriters, requirements of Landlord’s fire insurance underwriter, the applicable electric power and telephone companies, and all applicable building and OSHA codes, orders and ordinances. Any work not acceptable to the appropriate governmental or regulatory agencies or not in compliance with Governmental Requirements shall be promptly corrected at Tenant’s sole expense. Tenant shall cause the General Contractor to give Landlord manufacturers data indicating that no asbestos containing materials have been used in constructing the Tenant Improvements. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor.

(b) All such construction work shall be performed in accordance with the final Plans and Specifications approved in accordance herewith.

(c) Valid building permits, including the certificate of occupancy upon completion of the Tenant Improvements, and other authorizations from appropriate governmental agencies, when required, shall be obtained by Tenant. Prior to the commencement of construction, such permits shall be posted at a prominent place within the Premises and as otherwise required by Governmental Requirements.

(d) All Tenant’s materials, work, installations and decorations of any nature brought upon or installed in the Premises shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereto.

(e) Once undertaken, all work performed by Tenant or on its behalf shall be diligent conducted and pursued to completion promptly and in a timely manner. Only new and high quality materials shall be used in the construction of the Premises.

(f) Tenant shall not permit any mechanic’s lien to be filed against the Building, and shall discharge any mechanic’s lien that is filed against the Building by reason of the work performed by or on behalf of Tenant under this Exhibit B in the manner provided in paragraph 4.27.1 of the Lease. Upon substantial completion of Tenant Improvements, Tenant shall cause General Contractor to deliver to Landlord a release of liens in the AIA standard form or such other form acceptable to Landlord.

(g) Tenant shall pay Landlord for Tenant’s use of temporary utilities (e.g. electricity and water) in, and security for, the Premises during the construction of Tenant Improvements.

Ex. B-3

5.8. Warranty. The General Contractor shall warrant its work for one full year following substantial completion of the Tenant Improvements.

5.9. Costs of Tenant Improvements. Tenant shall be liable for all costs associated with the Tenant Improvements and improving the Premises for Tenant’s occupancy, including, without limitation, all permits, certificates of occupancy, inspection fees, fees of space planners, architects, engineers, consultants, contractors, the costs of all labor and materials, bonds, insurance and any structural or mechanical work, additional HVAC equipment or modifications to any building, mechanical, electrical, plumbing or other systems and furniture or equipment, either within or outside the Premises required as a direct result of the layout, design or construction of the Tenant Improvements and the cost of design and permitting and installation of Tenant’s fixtures, specialized equipment, systems, furniture and data and phone cabling systems (collectively “Costs of Tenant Improvements”).

5.10. Supervisory and Review Fees. Tenant shall pay Landlord a supervisory fee equal to one percent (1%) of the “hard” construction cost portion of the Costs of Tenant Improvements, such fee to be increased to three percent (3%), if Cassidy Turley is hired by Tenant as project manager for the construction of the Tenant Improvements.

5.11. Tenant Improvement Allowance. Landlord shall provide to Tenant, on the terms and conditions set forth in this paragraph, a tenant improvement allowance in an amount equal to Fifty Five and 00/100 Dollars ($55.00) per rentable square foot of the Premises to be applied towards the Costs of Tenant Improvements and such other purposes described in this paragraph 5.11 (the “Tenant Improvement Allowance”). Tenant shall be entitled to apply a portion of such Tenant Improvement Allowance (not to exceed Eleven and 00//100 Dollars ($11.00) per rentable square foot of the Premises), to its moving costs, purchase of furniture, fixture and equipment (including telecommunication and cabling), and the costs of preparing the Space Plan and Plans and Specifications, with the balance being required to be applied towards the “hard” costs of constructing the Tenant Improvements. Landlord may also disburse amounts, upon written notice to Tenant, from the Tenant Improvement Allowance to reimburse Landlord for any expenses or costs incurred by Landlord in connection with the Tenant Improvements as expressly permitted under this Work Agreement, including but not limited as set forth in paragraph 5.10 above. Disbursements of the Tenant Improvement Allowance shall only be made to Tenant (or at Landlord’s election, General Contractor) upon Landlord’s receipt of written paid invoices and lien waivers based on completed, paid-for work and submitted on forms satisfactory to Landlord (including but not limited to an AIA payment request form from Tenant’s Architect), and such additional information as Landlord may reasonably request. Such invoices, lien waivers and vouchers shall be submitted no later than fifteen (15) Business Days prior to the date for the requested disbursement. So long as a default has occurred and is continuing, Landlord shall have no obligation to make any disbursements of the Tenant Improvement Allowance hereunder. Disbursement for any non-hard construction costs shall only occur after the final accounting by Tenant to Landlord of all of its payments to its contractors, receipt of all final lien waivers, receipt by Tenant of all required final occupancy and other permits and a certificate of substantial completion from Tenant’s Architect with respect to the Tenant Improvements. In the event Tenant does not expend the entirety of the Tenant Improvement Allowance for the Costs of Tenant Improvements, then Tenant shall be entitled to apply such unexpired amount to its Base Rent obligations under the Lease so long as:

(1) No Event of Default has occurred and is continuing under the Lease;

(2) Such amount does not exceed Five Dollars ($5.00) per rentable square foot of the Premises (any expended balance in excess of such amount being deemed forfeited); and

(3) such application request is being made no more than two hundred seventy (270) days after the Commencement Date, with the actual application to be made at the time the Base Rent obligation accrues (i.e. no advance payment of Base Rent).

Ex. B-4

5.12. Expiration of Term or Termination of Term. All Tenant Improvements (excluding any furniture, trade fixtures or movable trade equipment), regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s election and upon written notice to Tenant given not later than final approval by Landlord of the Plans and Specifications, Tenant shall be required to remove all or any portion of the Tenant Improvements upon the expiration or earlier termination of this Lease. All Telecommunication Facilities installed by or on behalf of Tenant must be removed by Tenant at its sole cost and expense upon the expiration or termination of this Lease.

6. Miscellaneous.

6.1. Any default of Tenant under this Work Agreement shall be deemed to be an Event of Default of Tenant under the Lease, and Landlord’s remedies shall be as set forth therein, provided that Tenant shall have ten (10) days after receipt of written notice from Landlord regarding any default under this Work Agreement to cure the same, or such longer period if such default is not susceptible to cure within ten (10) days, provided Tenant is diligently and continuously pursuing such cure. All provisions of the Lease are fully incorporated in this Work Agreement as though set forth herein at length.

6.2. Tenant shall indemnify, defend, protect and hold harmless Landlord from all Claims which arise in any way, directly or indirectly from or in connection with the design of the Tenant Improvements, including, without limitation, claims arising from the work of Tenant’s Architect, General Contractor, any subcontractor or Tenant’s employees or agents.

6.3. Any capitalized term not otherwise defined in this Work Agreement shall have the meaning ascribed to such term in the Lease.

Ex. B-5

EXHIBIT C to Lease

Drawing Showing Location and Configuration of the Premises

Ex. C-1

EXHIBIT D to Lease

FORM OF LEASE MEMORANDUM

MEPT 1660 International Drive LLC, a Delaware limited liability company, as Landlord, and Management Dynamics, Inc., as Tenant, executed that Lease dated as of                   2011 (the “Lease”).

The Lease contemplates that this document shall be delivered and executed as set forth in the paragraph entitled “Lease Memorandum.” This Lease Memorandum shall become part of the Lease.

Landlord and Tenant agree as follows:

1. The Commencement Date of the Lease is             .

2. The end of the Lease Term and the date on which this Lease will expire is             .

3. The Lease is in full force and effect as of the date of this Lease Memorandum. By execution of this Lease Memorandum, Tenant confirms that as of the date of the Lease Memorandum (a) Tenant has no claims against Landlord and (b) Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord.

4. Landlord has funded the full amount of the Tenant Improvement Allowance, and Tenant has no set-off rights with respect thereto.

5. The Premises consist of              rentable square feet.

6. Base Rent:

The amount of Base Rent and the portion of the Lease Term during which such Base Rent is payable shall be determined from the following table:

Applicable Portion of Lease Term		Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
Beginning	Ending

7. Tenant’s Pro Rata Share is      percent (    %) with respect to Operating Costs and      percent (    %) with respect to Property Taxes.

8. The Termination Consideration amount payable in connection with Tenant’s Early Termination Option is $        .

LANDLORD:

MEPT 1660 International Drive LLC, a Delaware limited liability company

By:	MEPT Edgemoor REIT LLC, a Delaware limited liability company, its Manager.

Ex. D-1

By:	Bentall Kennedy (U.S.) LP, Authorized Signatory

By:	Bentall Kennedy (U.S.) G.P. LLC,
its General Partner

By:
Name:
Its:

TENANT:

Management Dynamics, Inc., a

By:
Name:
Its:

Dated:

Ex. D-2

EXHIBIT E to Lease

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2. If Landlord objects in writing to any curtains, blinds, (other than any blinds provided by Landlord) shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

4. With respect to Tenant, the directory of the Building will be provided exclusively for the display of the name and location of Tenant, the name of each of Tenant’s professionals and other employees, and the name of any approved subtenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall be provided with its pro rata share of directory strips at Landlord’s expense.

5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively by contractors approved by Landlord and shall be an Operating Cost unless otherwise agreed by Landlord and Tenant. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided as set forth on Exhibit F. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor, any of Landlord’s Agents or any other person.

6. Landlord will furnish Tenant, free of charge, five (5) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

7. The Building is a non-smoking facility. Landlord shall have the right, from time to time in its sole discretion, to establish “smoke-free” perimeters surrounding the Building entrances and exits within which smoking shall not be permitted.

8. If Tenant requires Telecommunication Services, computer circuits, burglar alarm or similar services or other utility services, it shall first obtain Landlord’s approval of the construction or installation of such services. Application for such services shall be made in accordance with the procedure prescribed by Landlord in paragraph 3.5.2 of the Lease.

9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as

Ex. E-1

determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord or as permitted under paragraph 3.5.5 of the Lease.

12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord’s reasonable requests to assure the most effective operation of the Building’s HVAC and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and Holidays, any person unless that person is known to the person or employee in charge of the Building, has a Building pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, except under such regulations as may be fixed by Landlord.

17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused the violation.

18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

19. Except as set forth in the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere. Other than the usual and customary cellular telephones, Tenant shall not install or utilize any wireless Telecommunication Facilities, including antenna and satellite receiver dishes within the Premises or on, in, or about the Building without first obtaining Landlord’s

Ex. E-2

prior written consent, and Landlord at its option may require the entry of a supplemental agreement with respect to such construction or installation. Tenant shall comply with all instructions for installation and shall pay or shall cause to be paid the entire cost of such installations, screening, maintenance, insurance and removal of the same. Tenant shall be responsible to promptly repair, at Tenant’s sole cost and expense, any damage resulting from such installations. Application for such facilities shall be made in the same manner and shall be subject to the same requirements as specified for Telecommunication Services and Telecommunication Facilities in the paragraph of the Lease entitled “Utilities.” Supplemental rules and regulations may be promulgated by Landlord specifying the form of and information to be included with the application and establishing procedures, regulations and controls with respect to the installation and use of such wireless Telecommunication Facilities.

20. Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises, except to hang or display artwork or similar decorations. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires except as needed for Tenant’s voice and data installations that are permitted under the terms of this Lease. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for microwaving food, brewing coffee, tea, hot chocolate and similar beverages and foods shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve in writing. Tenant shall not bring any other vehicles of any kind into the Building.

27. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

28. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

29. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

30. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

Ex. E-3

31. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant and its employees shall not park any vehicles in the Garage other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

32. The Landlord may, upon request by any tenant waive the compliance by such tenant of any of the foregoing rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s Agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the foregoing rules and regulations unless such other tenant has received a similar waiver in writing from Landlord. Notwithstanding the foregoing, Landlord shall enforce the Rules or Regulations in a uniform and non-discriminatory manner.

33. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

34. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land, the preservation of good order in the Building and the maintenance or enhancement of the value of the Building as a rental property. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations which are so made by Landlord as long as they are reasonable.

35. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

Ex. E-4

EXHIBIT F to Lease

SCHEDULE OF CLEANING SERVICES

Introductory Note: All services set forth in this Exhibit shall only be performed if and to the extent the applicable surface to be vacuumed, buffed, polished, swept, mopped, dusted, wiped, washed or otherwise cleaned is exposed and readily accessible. To the extent Tenant operates any kitchen or lunchroom in the Premises, the services described below shall apply to any kitchen or lunchroom (as applicable) but Landlord shall not be required to provide any additional cleaning services as a result thereof (such as cleaning refrigerators, microwave ovens, coffee pots, inside of cabinets or any specialty equipment).

Daily Cleaning Services

1.	Empty waste baskets and remove refuse to designated area. Reline and wipe clean receptacles as needed.

2.	Brake down all boxes of any items marked trash and remove to designated areas.

3.	Thorough vacuuming of all carpeted areas, including corner and crevice vacuuming in all tenant spaces and common areas.

4.	Vacuum upholstered chairs and sofas where necessary.

5.	Sweep all hard floors (tile, wood, etc.).

6.	Sweep and damp mop all vinyl, marble and quarry tile floors. Spot buff as needed.

7.	Spot clean all tenant common area carpets as needed. Shampoo all common area high traffic lanes as needed.

8.	Dust and/or wipe clean the following surfaces:

•	desks

•	chairs

•	file cabinets

•	tables

•	telephones

•	pictures and frames

•	doors

•	lamps

•	ledges and shelves

•	desk/furniture partitions

•	any other horizontal surface of a fixture or furniture subject to collecting dust

9.	Wipe clean the following surfaces:

•	window sills and ledges

•	counter tops and kitchen cabinets

•	switch plates

•	private entrance doors

•	glass, mirrored and wood doors, panels, windows and walls

•	walls in kitchen and disposal area

•	conference tables

Ex. F-1

10.	Wash, clean and disinfect water fountains and/or coolers. Give special attention to adjacent floor areas.

11.	Establish regular cleaning maintenance program for floor in public lobby area in conjunction with Property Manager; standard necessary to maintain is high quality shine with no water marks, stains, scuffing or other signs of wear.

12.	Wipe and polish all glass, chrome and metal surfaces such as windows (interior and up to standard ceiling height), partitions, banisters, door knobs, light switch plates, kick plates, directional signs and door saddles.

13.	Dust and wipe clean sand urns.

14.	Polish directory.

15.	Vacuum and spot shampoo all carpet entrance mats.

16.	Spot clean all wall surfaces.

17.	Clean all entrance doors.

Daily Elevators

Wash and polish wood and stainless walls, doors and hall plate. Keep tracks clean of dust, dirt and debris. Vacuum carpet. Spot clean carpet as needed.

Daily Vending Areas

1.	Thoroughly vacuum carpeting and damp mop tile flooring daily.

2.	Thoroughly wipe all tops and sides of vending machines and express mail box cabinets with damp cloth. Spot clean all wall surfaces. Thoroughly clean microwave inside and outside.

3.	Empty trash and reline can daily.

4.	Wash trash container as needed.

Daily Lavatories

1.	Sweep and wet mop all tile floors using disinfectant.

2.	Thoroughly clean all mirrors, top to bottom.

3.	Scour, wash and disinfect all sink basins, counter tops, bowls, and urinals, including undersides.

4.	Wash toilet seats, both sides.

5.	Wipe clean all partitions.

6.	Wipe clean all wall tile as needed.

7.	Remove all trash and sanitary waste, wash receptacles as necessary. Remove rubbish to designated area.

8.	Restock hand soap and paper products.

9.	Polish all stainless dispensers.

Ex. F-2

Weekly Cleaning Services

1.	Wash and sanitize metal partitions. Dust horizontal surfaces exceeding 70” height. Damp clean ceiling and exhaust fans.

2.	Wash all interior glass, including hallways, windows (excluding second story atrium windows), lobby doors, partitions and glass door panels.

3.	Dust all blinds in common areas.

4.	Sweep fire tower stairwells. Wet mop as needed. Wipe hand rails and dust metalwork.

5.	Wipe clean all desk tops and credenzas.

6.	Remove all finger prints and dirt from door frames, kick and push plates, handles and railings.

7.	Wet wipe all horizontal surfaces to 70” including moldings, shelves, etc.

8.	Polish all fine wood furniture including desks, chairs and cabinets.

9.	Spray buff all vinyl tiles floors as necessary.

10.	Machine buff other hard surfaces, floors to include ceramic, quarry and marble tile as necessary.

11.	Wipe clean all plant containers in common areas.

Monthly/Quarterly Cleaning Services

1.	Thoroughly wipe clean all ceiling vents and exhaust fans and area immediately adjacent: Monthly to quarterly, as needed

2.	Strip and refinish all tile floors including restroom floors on a quarterly basis.

3.	Wipe clean and remove all fingerprints from full height doors.

4.	Vacuum all upholstered chairs.

5.	Thoroughly clean all Venetian blinds, pipes, ventilating and air conditioning louvers, ducts and high molding: monthly to quarterly, as needed.

6.	Wipe clean as needed all vinyl base. Vacuum as needed all carpet cove base; monthly to quarterly, as needed.

7.	Thoroughly wash all trash receptacles, inside and outside.

8.	Spot clean all vertical surfaces.

9.	Spray buff all vinyl floors (both tenant and common areas) quarterly.

Semi-Annual Cleaning Services

1.	Wash all common area walls including wall covering, paint, marble and vinyl base.

Ex. F-3

EXHIBIT G

LETTER OF CREDIT CRITERIA

1.	The letter of credit shall be clean, irrevocable and unconditional.

2.	The letter of credit shall be in the amounts specified in paragraph 3.3 of the Lease entitled “Lease Security Provisions”.

3.	The letter of credit shall be issued in favor of:

MEPT 1660 International Drive LLC

Attn: Patrick Mayberry

c/o NewTower Trust Company Multi Employer Property Trust Three Bethesda Metro Center

Suite 1600

Bethesda, MD 20814

The letter of credit shall be effective immediately on its issuance.

4.	The issuing bank must have been assigned by Standard & Poors Investor Services a Counterparty Credit Rating of BBB+ or better, and must be subject to Landlord’s reasonable approval.

5.	Tenant shall, not later than 30 days prior to the expiration of the term of the letter of credit, deliver to Landlord a replacement letter of credit in compliance with the requirements of this Exhibit G, such that the letter of credit or a replacement letter of credit shall be in effect after the date of delivery to Landlord at all times as required under the Lease. Immediately upon receipt of a replacement letter of credit, Landlord shall return to Tenant the prior letter of credit. The letter of credit shall be an annual self-renewing letter of credit, subject to notice from the issuer to the beneficiary of the issuer’s election not to renew not less than 30 days prior to the then scheduled expiration date of such letter of credit. Notice to Landlord shall be in writing, made by (i) United States Postal Service, certified or registered mail, return receipt requested; or (ii) reputable express or courier service. Notice to Landlord shall be addressed to Landlord at its address in paragraph 3 above. Tenant shall also request that any notice from any issuer also be delivered to the following parties (and to the extent that such issuer will not deliver notice to such additional parties, Tenant shall be required to deliver same):

Bentall Kennedy (U.S.) LP

Attn: Director — Asset Management

(MEPT/1660 International Drive)

7315 Wisconsin Avenue, Ste. 350 West

Bethesda, MD 20814

Bentall Kennedy (U.S.) LP

Attn: Director — Asset Management

(MEPT/1660 International Drive)

1215 Fourth Avenue, Suite 2400

Seattle, Washington 98161

The final expiration of the letter of credit and all renewals of it shall be no earlier than sixty (60) days following the end of the Lease Term.

6.	The letter of credit may be drawn at the designated banking office of either the issuer of the letter of credit. The letter of credit shall allow for draws to be made at sight on a draft drawn by Landlord. The draft shall be reasonably approved as to form by Landlord. The letter of credit must allow for one draw in the whole amount or multiple partial draws.

7.	The letter of credit shall be transferable and any applicable transfer fees shall be paid by Landlord.

Ex. G-1

8.	The letter of credit shall be governed by the International Standby Practices (ISP 98) published by the International Chamber of Commerce. Alternatively, if approved by the Landlord and if required by either the issuing bank or the confirming bank, the Uniform Customs and Practices for Documentary Credits published by the International Chamber of Commerce may be substituted for the International Standby Practices to the extent such Customs and Practices are not inconsistent with the criteria in this Exhibit G.

Ex. G-2

EXHIBIT H

FORM OF NON-DISCLOSURE AGREEMENT

[ATTACH CURRENT AGREEMENT]

Ex. H-1

CONFIDENTIALTY AGREEMENT

In connection with a possible lease with Management Dynamics, Inc. (“Tenant”), for certain premises located in the office building at 1660 International Drive, McLean, Virginia 22102 (“Property”), MEPT 1660 International Drive LLC (“Landlord”), has, requested certain financial information from Tenant.

Landlord and Tenant hereby agree that upon Landlord’s receipt of the requested financial information, including, without limitation, Tenant’s most recent audited and unaudited financial statements (collectively, the “Confidential information”), Landlord, including its lenders, partners, officers, employees, and/or agents, may use the Confidential Information to evaluate the leasing transaction described above and not for any other purpose. In connection therewith, Landlord agrees that it will exercise commercially reasonable efforts to keep the Confidential Information confidential and not to disclose the Confidential Information to anyone (other than its lenders, partners, officers, employees and or agents all of whom shall be made aware of the obligations of this confidentiality agreement) except as may be permitted by Tenant and/or compelled by law and/or any other governmental directive. The Confidential Information shall not be deemed to include any information that is or could become public knowledge without breach of the terms hereof and/or any work product produced or created by Landlord. In the event the parties hereto do not enter into a lease agreement; a) Landlord agrees to deliver to Tenant, within fifteen (15) business days after receipt of Tenant’s written request, any known written copies of the Confidential Information in its physical possession (expressly excluding any work product produced by the Landlord); and b) Landlord agrees to delete any known electronic copies of Confidential Information in its physical possession.

Any Confidential Information that is not returned shall remain subject to the confidentiality obligations set forth herein for a period of five (5) years from the date hereof.

In the event of a breach of this Confidentiality Agreement (other than an intentional, malicious breach), Tenant’s sole remedy shall be to seek injunctive relief to stop the disclosure of the Confidential Information.

LANDLORD:

MEPT 1660 International Drive LLC, a Delaware limited liability company

NewTower Trust Company Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18, its sole Member

By:	Benton Kennedy (US), LP its
authorized signatory

By:	Bentall Kennedy (US) GP, LLC, its general partner

By:	/s/ Kelli D. Dickerson
Name:	Kelli D. Dickerson
Title:	Vice President

TENANT:

Management Dynamics, Inc.

By:	/s/ Thomas Conway
Name:	Thomas Conway
Title:	CFO